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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Sec. 240.14a-12

CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 10, 2024
Jason DeZwirek Chairman of the Board Todd Gleason Chief Executive Officer

Dear Stockholder:

We are pleased to invite you to attend CECO Environmental Corp.’s (“CECO” or the “Company”) Annual Meeting of Stockholders at 8:00 a.m. Central Time on Monday, May 20, 2024 to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECO2024 (the “Annual Meeting”). We continue to embrace the latest technology to provide expanded access, improved communication, and cost savings. We believe hosting a virtual meeting enables increased stockholder attendance and participation from locations around the world. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Further information on attending, voting, and submitting questions at the Annual Meeting is included in the accompanying Notice of Annual Meeting and Proxy Statement.

Our Board supported the tremendous progress achieved in 2023

The Company achieved numerous financial records including the highest revenues in our history, as well as record bookings and backlog levels. Additionally, we continued to put in place more resources to support our global expansion and to sustain our performance. The result for our stockholders was a share price that once again greatly outperformed our industrial peer group and the broader stock market. We remain committed to creating stockholder value and ensuring our performance reflects the growth opportunities that we believe exist in the global marketplace.

Our Board is highly engaged in our enterprise strategy and business transformation

CECO has a focused growth strategy to advance in Industrial Air, Industrial Water and Energy Transition. To maximize the Company’s leadership, the Board established an M&A Committee to work closely with management and develop a robust pipeline of strategic transactions. In 2023, we closed three strategic acquisitions, expanding our international market leadership. The Company enters 2024 with a very balanced portfolio and stronger leadership positions in niche industries that we believe have attractive longer term growth profiles.

Our Board is adding more expertise

We believe our directors bring a well-rounded variety of diversity, skills, qualifications, and experiences, and represent an effective mix of Company knowledge and fresh perspectives. In September 2023, we announced the appointment of Laurie Siegel to the CECO Board of Directors. Laurie brings to the Company substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

Your vote is important to us, regardless of whether you plan to participate virtually during the Annual Meeting. We have included voting instructions within these materials and request that you vote as soon as possible.

On behalf of our entire Board of Directors, we thank you for your continued ownership and support of CECO Environmental Corp. and our mission to protect people, the environment and industrial equipment.

THESE PROXY SOLICITATION MATERIALS AND CECO ENVIRONMENTAL CORP.’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2023, INCLUDING THE RELATED FINANCIAL STATEMENTS, WERE FIRST MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT APRIL 10, 2024.

CECO ENVIRONMENTAL CORP.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

WHEN

We are taking advantage of the Securities and Exchange Commission ("SEC") rules allowing us to furnish proxy materials to stockholders on the internet. We believe that this method of delivery is more efficient and reduces the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials, and to vote online. The proxy materials consist of: (1) this Notice of 2024 Annual Meeting of Stockholders; (2) the Proxy Statement for the Annual Meeting (the “Proxy Statement”); and (3) the CECO Environmental Corp. 2023 Annual Report to Stockholders. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Notice of Internet Availability of Proxy Materials or in the Proxy Statement. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of proxies to be voted at the Annual Meeting to be held via webcast at 8:00 a.m., Central Time, on May 20, 2024, or any postponement or adjournment thereof.

For more information about the Annual Meeting, please refer to the “Additional Information About the Annual Meeting” section found within the proxy statement.

Monday, May 20, 2024 8AM (CT)
ADMISSION	AGENDA:
Via live audio webcast, please visit: www.virtualshareholdermeeting.com/CECO2024

1    To elect eight directors for a one-year term.

2    To approve the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation.

3   To approve, on an advisory basis, the compensation of our named executive officers.

4    To ratify the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024.

5    To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

WHO MAY VOTE Stockholders of record at the close of business on March 25, 2024.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote now via the Internet, telephone, or mail. We appreciate your continued support.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2024

This Proxy Statement and the CECO Environmental Corp. 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at https://investors.cecoenviro.com. The content on any website referred to in this Proxy Statement is not incorporated by reference into this Proxy Statement.

	BY INTERNET www.proxyvote.com	BY TELEPHONE 1-800-690-6903	BY MAIL Mail your signed proxy card
By Order of the Board of Directors Jason DeZwirek Chairman of the Board of Directors April 10, 2024

PROXY SUMMARY

This summary highlights selected information contained in this Proxy Statement. Please read this entire Proxy Statement carefully before voting your shares. On April 10, 2024, we began to mail to our stockholders of record, as of the close of business on March 25, 2024, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. For more complete information regarding the Company’s 2023 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Who We Are

CECO Environmental is a leading environmentally focused, diversified industrial company serving the broad landscape of industrial air, industrial water and energy transition markets globally providing innovative solutions and application expertise.

CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect people, the environment and industrial equipment.

CECO solutions improve air and water quality, optimize emissions management, and increase energy efficiency for highly-engineered applications in power generation,

midstream and downstream hydrocarbon processing and transport, electric vehicle production, polysilicon fabrication, semiconductor and electronics, battery production and recycling, specialty metals and steel production, beverage can, water/wastewater treatment and a wide range of other industrial end markets.

We produce products to help protect the air we collectively breathe, maintain clean and safe operations for employees, lower energy consumption and minimize waste for customers, and ensure they meet regulatory compliance standards for toxic emissions, fumes, volatile organic compounds, and odors.

Virtual Annual Meeting

WHEN	ADMISSION	WHO MAY VOTE

Monday, May 20, 2024 8AM (CT)	Via live audio webcast, please visit: www.virtualshareholdermeeting.com/CECO2024	Stockholders of record at the close of business on March 25, 2024

MATTERS TO BE VOTED

PROPOSALS		BOARD RECOMMENDATION

1	To elect eight directors for a one-year term.	FOR each director nominee.

2	To approve the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation.	FOR the approval of the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation.

3	To approve, on an advisory basis, the compensation of our named executive officers.	FOR the approval, on an advisory basis, of the compensation of our named executive officers.
4	To ratify the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024.	FOR the ratification of the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024.

DIRECTOR NOMINEES

	Age	Director Since	Committees	Qualifications
JASON DEZWIREK Chairman of the Board CECO Environmental Corp	53	1994	Mergers and Acquisitions Nominations and Governance	● Operations ● Technology ● Management ● Strategy
TODD GLEASON Chief Executive Officer CECO Environmental Corp	53	2020	Mergers and Acquisitions	● Financial ● Business ● Executive Leadership
ROBERT E. KNOWLING, JR. Chairman Eagles Landing Partners	68	2022	Compensation (Chair) Mergers and Acquisitions (Chair)	● Business ● Executive Leadership ● Merger and Acquisition ● Compensation
CLAUDIO A. MANNARINO President Sette CS Inc	53	2015	Audit Compensation	● Financial ● Strategy ● Merger and Acquisition
MUNISH NANDA Former President, Americas & Europe Watts Water Technologies, Inc.	59	2018	Audit Nominations and Governance	● Operations ● Fluid Handling ● Energy ● Manufacturing
VALERIE GENTILE SACHS Former Vice President, General Counsel and Corporate Secretary OM Group, Inc.	68	2016	Compensation Nominations and Governance (Chair)	● Legal ● Management ● Governance ● Compliance ● Compensation
LAURIE A. SIEGEL President LAS Advisory Services.	67	2023	Compensation	● Executive Leadership ● Compensation ● Human Resources
RICHARD F. WALLMAN Former Senior Vice President and Chief Financial Officer Honeywell International, Inc.	72	2021	Audit (Chair) Mergers and Acquisitions	● Financial ● Executive Leadership ● Management

Board Diversity

8 33%
INDEPENDENT 7 of 8 WOMEN OR MINORITIES 50%

BUSINESS PERFORMANCE AND FINANCIAL HIGHLIGHTS

As an engineering and services company focused on helping our customers meet or exceed regulatory or self-appointed environmental targets, we understand that we have a responsibility to reduce our internal environmental footprint. We are also committed to ensuring that we are fostering an engaged workforce and strong processes around controls and transparency.

REVENUE $545M ▲ 29% YOY	ORDERS $583M ▲ 11% YOY	EARNINGS PER SHARE $0.37 ▼ 26% YOY ($0.13 YOY)

FREE CASH FLOW	GROSS PROFIT	BACKLOG	ADJUSTED EBITDA
$36M ▲ $33% YOY	$171M ▲ 33% YOY	$371M ▲ 19% YOY	$58M ▲ 37% YOY

GOVERNANCE HIGHLIGHTS

BOARD AND GOVERNANCE PRACTICES

Size of the Board. The Company’s Bylaws provide that the Board will be not less than 3 nor more than 9 directors.

Majority of Independent Directors. It is the policy of the Board that a majority of the directors will not be current employees of the Company and will otherwise meet appropriate standards of independence.

Management Directors. The Board anticipates that the Company’s Chief Executive Officer (“CEO”) will be nominated annually to serve on the Board.

Chairman; Lead Independent Director. The Board will appoint a Chairman. All directors, including the CEO, are eligible for appointment as the Chairman.

Selection of Nominees to the Board of Directors. The Board, through the Nominations and Governance Committee, is responsible for the selection of nominees for election or appointment to the Board.

Board Membership Criteria. Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity.

Board Compensation. The Board, through the Compensation Committee, reviews, with the assistance of management (including the CEO), and the Compensation Committee-retained compensation consultant, policies for the directors serving on the Board and its committees.

Other Board Memberships. Without prior approval from the Board, no director may serve on more than four public corporation boards (including the Company’s Board).

Board Evaluations. The Board shall conduct a self-evaluation at least annually.

Attendance. Absent unusual circumstances, each director is expected to attend all meetings of the Board and all meetings of any committee on which such director serves.

Independent and Non-Management Directors Discussions. It is the policy of the Board that the independent members of the Board meet separately after each Board meeting to discuss such matters as the independent directors consider appropriate.

Board Presentations and Access to Information. The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed and the CEO will occasionally ask high-potential employees to present to the Board to give these individuals exposure to the Board.

Director Stock Ownership. To further align the interests of non-management directors and stockholders, each non-management director is required to own shares of the Company’s common stock having a value equal to at least three times the non-management director’s regular annual cash retainer.

CEO Stock Ownership. To further align the interests of the CEO and stockholders, the CEO is required to own shares of the Company’s common stock having a value equal to at least five times his or her base salary.

Management Succession and Development Planning. The CEO reviews with the Board succession and development plans for senior executive officers. The Board discusses CEO succession planning annually.

COMPENSATION HIGHLIGHTS

1	2

During 2023, our Compensation Committee continued to administer executive compensation programs that it considers to be competitive in the market for talent and aligned with industry best practices and the long-term interests of our stockholders.

 Our annual performance-based cash incentive compensation program is typically designed to reward our management team (including our named executive officers (“NEOs”)) for achievement of certain pre-established, short-term financial and/or operational goals. For 2023, the performance objectives under our performance-based incentive program consisted of Adjusted EBITDA (50)%, Revenue (25)% and Free Cash Flow (25)%, in each case established by reference to the Company’s annual operating plan.

3	4

Performance-based restricted stock units (“PRSUs”) that were granted in 2023 under our long-term equity incentive program require attainment of relative total shareholder return (“Relative TSR”) goals during the 2023-2025 performance period for a specific percentage of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) in 2023 to our NEOs. These RSUs have a four-year vesting period, with 25% vesting annually on each anniversary date.

Our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In 2023, we engaged our independent compensation consultant to conduct a market analysis of the compensation of all our executive officers and the entire Board’s total cash compensation and equity retainer against the general market and our peer group.

5	6	7

Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own shares of our stock or stock equivalents having a value equal to five times his base salary. Our other NEOs are required to own shares of our stock or stock equivalents having a value equal to three times their base salary.

During 2023, we adopted an updated clawback policy governing the recovery of erroneously awarded incentive-based compensation consistent with the requirements of the SEC and NASDAQ. The policy provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover any excess incentive-based compensation paid to covered officers.

We use tally sheets when determining executive compensation.

8
We provide very few perquisites.

			Page

INFORMATION ABOUT THE ANNUAL MEETING			1

PROPOSAL 1 ELECTION OF DIRECTORS			2

Directors and Nominees	2	ESG Oversight	13

Attributes And Experience	3	Director Qualifications and Diversity	13

Our Board and Its Committees	8	2023 Director Compensation	15

Director Independence	8

PROPOSAL 2 APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCORPORATE DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION			17

Background Of The Proposed Amendment	17	Additional Information	18
Rationale For The Proposed Amendment	17

PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS			19

EXECUTIVE COMPENSATION	20

Compensation Discussion and Analysis	20	2023 Option Exercises and Stock Vested Table	35

Compensation Committee Report	33	Potential Payments Upon Termination or Change in Control	36

2023 Summary Compensation Table	33	Chief Executive Officer Pay Ratio	38

2023 Grants of Plan-Based Awards	34	Pay Versus Performance	39

2023 Outstanding Equity Awards at Fiscal Year-End Table	35

PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM			42

AUDIT MATTERS	43

Audit Committee Report	43	Independent Registered Public Accounting Firm Fees	43

OTHER INFORMATION			44

Management Ownership	44

Other Security Ownership	45	Compensation Committee Interlocks and Insider Participation	45

INFORMATION FOR OUR 2025 ANNUAL MEETING			46

QUESTIONS AND ANSWERS ABOUT OUR 2024 ANNUAL MEETING			48

APPENDIX			A-1
Certificate of Amendment to the Certificate of Incorporation of CECO Environmental Corp.	A-1	Supplementary Reconciliation of Non-GAAP Financial Measures	A-3

RTSR Peer Group Entities	A-2

CECO ENVIRONMENTAL

INFORMATION ABOUT THE ANNUAL MEETING

Attendance and Participation

Our Annual Meeting will be conducted on the internet via webcast only. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to attend and participate as they would at an in-person meeting, and will be able to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CECO2024. Stockholders who would like to attend and participate in the Annual Meeting will need the 16-digit control number included on their proxy card or voting instruction form. The Annual Meeting will begin promptly at 8:00 a.m. Central Time. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 7:45 a.m. Central Time.

The Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Questions and Information Accessibility

Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CECO2024, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, https://investor.cecoenviro.com/, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting, will be available at www.virtualshareholdermeeting.com/CECO2024. Stockholders may view the list for such purposes 10 days prior to the meeting by contacting Investor.Relations@OneCECO.com.

Technical Difficulties

Information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/CECO2024 starting at 7:45 a.m. Central Time on May 20, 2024, through the conclusion of the Annual Meeting.

We will provide a copy of our proxy materials for the Annual Meeting to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Corporate Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, without exhibits, upon written request to the address above.

2024 Proxy Statement	1

CECO ENVIRONMENTAL

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors (“Board”) currently consists of eight directors, each serving a one-year term. Upon the recommendation of the Nominations and Governance Committee of the Board, our Board has proposed the re-election of each of the existing directors to serve as directors until the next annual meeting or until their successors have been duly elected and qualified. If, for any reason, any nominee should become unable or unwilling to serve as a director, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee. The following table lists all of the director nominees.

✓ The Board recommends a vote FOR each nominee for Director

Name (1)	Director Since	Independent	Audit Committee	Compensation Committee	Nominations & Governance Committee	M&A Committee
Jason DeZwirek Chairman of the Board	1994	✓			✓	✓
Todd Gleason Chief Executive Officer	2020					✓
Robert E. Knowling, Jr.	2022	✓
Claudio A. Mannarino	2015	✓	✓	✓
Munish Nanda	2018	✓	✓		✓
Valerie Gentile Sachs	2016	✓		✓
Laurie Siegel	2023	✓		✓
Richard F. Wallman	2021	✓				✓

Chair

(1)	These are the committee assignments as of the date of this Proxy Statement.

2	2024 Proxy Statement

CECO ENVIRONMENTAL

ATTRIBUTES AND EXPERIENCE

EXECUTIVE	RISK MANAGEMENT	CORPORATE GOVERNANCE	FINANCE
100%	57%	57%	43%

TECHNOLOGY & INNOVATION	INTERNATIONAL	CYBERSECURITY
57%	100%	38%

Our Board believes that collectively our directors provide the diversity of experience and skills necessary for a well-functioning board. Our Board values highly the ability of individual directors to contribute to a constructive board environment and believes that our current directors perform in such a manner. Below is a description of each director nominee’s background, professional experience, qualifications and skills.

2024 Proxy Statement	3

CECO ENVIRONMENTAL

Jason DeZwirek Chairman of the Board | CECO Environmental Corp.
Age: 53 Director Since:1994	Board Committees: Nominations and Governance and Mergers & Acquisitions Other Directorships: N/A

Professional Experience

CECO Environmental Corp

●
Chairman of the Board since May 2013
●
Secretary of our Company from February 1998 until September 2013

API Technologies Corp.

●
Served as a director and corporate secretary
●
Served as a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011

Kaboose Inc.

●
Founder
●
Served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009
●
Mr. DeZwirek also is and has been involved in private investment activities

Mr. DeZwirek brings broad executive expertise, including operations, technology, management, and strategy. Having served as a director of our Company for over 25 years, he also has a breadth of knowledge of the overall issues our Company faces.

Todd Gleason Chief Executive Officer | CECO Environmental Corp.
Age: 53 Director Since:2020	Board Committees: Mergers & Acquisitions Other Directorships: NSF

Professional Experience

CECO Environmental Corp

●
Chief Executive Officer since July 2020

Scientific Analytics Inc.

●
Served as President and Chief Executive Officer of Scientific Analytics, a predictive analytic technologies and services company, from April 2015 to July 2020

Pentair plc.

●
Senior Vice President and Corporate Officer from January 2013 to March 2015
●
President, Integration and Standardization from January 2010 to January 2013
●
Vice President, Global Growth and Investor Relations from June 2007 to January 2010
American Standard Companies Inc. ● Served as Vice President, Strategy and Investor Relations Honeywell International Inc ● Served as Chief Financial Officer, Honeywell Process Solutions
Mr. Gleason’s qualifications to sit on the Board include his financial and business background, as well as his extensive executive and leadership experience.

4	2024 Proxy Statement

CECO ENVIRONMENTAL

Robert E. Knowling, Jr. Chairman | Eagles Landing Partners
Age: 68 Director Since: 2022	Board Committees: Compensation (Chair) and Mergers & Acquisitions (Chair) Other Directorships: Rite Aid Corporation, Stride, Inc., Rocket Software and Stream Companies

Professional Experience

Eagles Landing Partners

●
Chairman of Eagles Landing Partners, which specializes in helping senior management formulate strategy, lead organizational transformations, and re-engineer businesses, since 2009

Telwares

●
Served as Chief Executive Officer from 2005 to 2009

●
Served as Chief Executive Officer of the New York City Leadership Academy, an independent nonprofit corporation that is chartered with developing the next generation of principals in the New York City public school system, from 2002 to 2005
●
Served as Chairman and Chief Executive Officer of SimDesk Technologies, a computer software company, from 2001 to 2003
●
Served as Chairman, President and Chief Executive Officer of Covad Communications, a Warburg Pincus private equity-backed start-up company
●
Previously served on the board of directors of Citrix Systems Inc., Roper Technologies Inc. and HP

Mr. Knowling brings to the Board extensive experience in executive management and leadership roles, including experience leading companies through periods of high growth and organizational turnaround. In addition, his service on a number of other public company boards of directors enables Mr. Knowling to share insights with the Board regarding corporate governance best practices.

Claudio A. Mannarino President | Sette CS Inc
Age: 53 Director Since: 2015	Board Committees: Audit and Compensation Other Directorships: N/A

Professional Experience

Sette CS Inc

●
President of Sette CS, a management consulting firm, since 2016

API Technologies Corp

●
Served as the Senior Vice President and Chief Financial Officer from June 2014 to November 2015
●
He also served as API’s Senior Vice President, Finance from January 2010 to June 2014 and as its Chief Financial Officer and Vice President of Finance from November 2006 to January 2010

●
He served in various, senior-level management roles throughout API’s finance organization

Transcontinental, Inc

●
Served as Controller for two divisions
●
A Canadian publicly traded company on the Toronto Stock Exchange

Mr. Mannarino brings over 25 years of financial, strategic and merger and acquisition expertise to our Board, which assists us as we expand our business.

2024 Proxy Statement	5

CECO ENVIRONMENTAL

Munish Nanda Former President, Americas & Europe | Watts Water Technologies, Inc.
Age: 59 Director Since: 2018	Board Committees: Audit and Nominations and Governance Other Directorships: N/A

Professional Experience

Americas & Europe of Watts Water Technologies, Inc

●
Served as President of Americas & Europe of Watts Water, a global manufacturer of plumbing, heating, and water quality products, from 2016 to 2023

ITT Corporation

●
Served as President of Control Technologies for ITT Corporation from April 2011 to March 2015
●
Served as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011

Thermo Fisher Scientific Corporation and Honeywell International Inc

●
Earlier in his career, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation, Honeywell International Inc. and W.L. Gore & Associates.

Mr. Nanda brings over 25 years of experience working in senior operational management roles for global industrial manufacturers, which assists us as we continue to grow and streamline our business. Mr. Nanda also brings extensive experience in the fluid handling, energy, and other niche manufacturing industries including medical electronics, defense and aerospace.

Valerie Gentile Sachs Former Vice President, General Counsel and Corporate Secretary | OM Group, Inc.
Age: 68 Director Since: 2016	Board Committees: Compensation and Nominations and Governance (Chair) Other Directorships: NACCO Industries, Inc.

Professional Experience

OM Group, Inc

●
Served as the Vice President, General Counsel and Corporate Secretary
●
She also served on the boards of directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group
Marconi plc ● Served as General Counsel

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the former General Counsel of three public companies, she has developed expertise in the areas of governance, compliance, and executive compensation, which provides strong support and additional depth to our Board and to the committees on which she serves.

6	2024 Proxy Statement

CECO ENVIRONMENTAL

Laurie A. Siegel President | LAS Advisory Services
Age 67 Director Since: 2023	Board Committees: Compensation Other Directorships: Lumen Technologies and Factset Research Systems, Inc.

Professional Experience

LAS Advisory Services

●
Serves as the President since 2012

Tyco International Ltd.

●
Served as Senior Vice President of Human Resources and Internal Communications from 2003 to 2012

Honeywell International, Inc.

●
Served as Vice President of Human Resources – Specialty Materials
● Previously served on the board of directors of California Resources Corporation and Volt Information Sciences, Inc.

Ms. Siegel was first identified as a candidate for director by another currently serving director and was appointed to the Board effective September 6, 2023. Ms. Siegel brings to CECO’s Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

Richard F. Wallman Retired Senior Vice President and Chief Financial Officer | Honeywell International, Inc.
Age 72 Director Since: 2021	Board Committees: Audit (Chair) and Mergers and Acquisitions Other Directorships: Charles River Laboratories International, Inc. and Roper Technologies, Inc.
Professional Experience Honeywell International, Inc. ● Served as Senior Vice President and Chief Financial Officer

●
Previously served on the board of directors of SmileDirectClub, Extended Stay America, Inc. and Wright Medical, Inc. all publicly traded companies in the United States and Boart Longyear, a publicly traded company in Australia

Mr. Wallman brings more than 30 years of executive leadership and management experience across a broad range of global businesses and industries and has a deep understanding of the global challenges and opportunities we will continue to face as we grow our business.

VOTE REQUIRED

In order to be elected, a nominee must receive the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy.

Our Board recommends a vote “FOR” the election of each director nominee named above.

2024 Proxy Statement	7

CECO ENVIRONMENTAL

Our Board and Its Committees

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Mergers & Acquisitions Committee, and the Nominations and Governance Committee. Each of these committees operates under a written charter, which can be found on our website www.cecoenviro.com in the Investor Relations, Governance section.

Director Independence

All of our directors, other than Mr. Gleason, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our Company and has not engaged in various types of business dealings with us. In addition, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee

Our Board has determined that Mr. Wallman qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each of our Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the SEC.

The primary purpose of our Audit Committee is to assist our Board in its general oversight of the integrity of our Company’s financial statements and of our Company’s compliance with legal and regulatory requirements.

Members: Richard F. Wallman, Chair Claudio Mannarino Munish Nanda	7 Meetings in 2023

Primary Responsibilities

Our Audit Committee’s responsibilities include overseeing and reviewing:

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the financial reports and other financial information;
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our Company’s system of internal accounting and financial controls;
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the engagement of our independent auditor; and
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the annual independent audit of our financial statements.

Our Audit Committee also reviews and approves the services of our independent registered public accounting firm and evaluates transactions where the potential for a conflict of interest exists.

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Compensation Committee

Our Board has determined that each member of our Compensation Committee is independent under the applicable NASDAQ listing requirements. Our Compensation Committee oversees our executive compensation programs, with particular attention to the compensation for our Chief Executive Officer (“CEO”) and the other executive officers subject to Section 16 of the Exchange Act. The Compensation Committee's primary purpose is to assist our Board in matters related to compensation of these executive officers.

Members: Robert E. Knowling, Jr., Chair Claudio Mannarino Valerie Gentile Sachs Laurie Siegel	6 Meetings in 2023

Primary Responsibilities

Our Compensation Committee’s responsibilities include:

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reviewing and approving corporate goals and objectives for the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and recommending to our Board for approval our CEO's compensation level based on this evaluation; and
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determining and approving the compensation of our other executive officers.

Our Compensation Committee also oversees our equity programs, including our 2021 Equity and Incentive Compensation Plan and 2020 Employee Stock Purchase Plan. The Compensation Committee's activities include reporting to our Board on all compensation matters regarding our directors and executive officers. Our Compensation Committee annually reviews and recommends to our Board for approval the compensation for our directors, executive officers and other key salaried employees. It does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, our Board or management, including under our 2021 Equity and Incentive Compensation Plan. Our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Compensation Discussion and Analysis” section below.

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Nominations and Governance Committee

Our Board has determined that each member of our Nominations and Governance Committee is an independent director under the applicable NASDAQ listing requirements. Our Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board regarding Board and committee composition, consistent with the Director Nomination Policy described below. It also recommends Board members for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Governance section.

Our Bylaws provide stockholders the ability to nominate candidates for election as directors at the annual meeting of stockholders. Stockholders who wish to nominate a candidate should submit the candidate’s name and other information required by our Bylaws to our Corporate Secretary and follow the procedures stated in our Bylaws. These procedures are summarized below in “Information for Our 2025 Annual Meeting.”

In addition to the formal procedure set forth in our Bylaws for the nomination of directors by stockholders, our Nominations and Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to our Board that stockholders submit outside the process in the Company’s Bylaws discussed above. Our Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to our Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by our Board from time to time. Our Nominations and Governance Committee will determine whether to interview any candidate. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254, Attention: Corporate Secretary.

Members: Valerie Gentile Sachs, Chair Jason DeZwirek Munish Nanda	3 Meetings in 2023

Primary Responsibilities

Our Nominations and Governance Committee’s responsibilities include:

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identifying individuals qualified to become Board members;
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making recommendations to our Board regarding Board and committee composition;
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developing and recommending to our Board corporate governance principles applicable to our Company;
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advising and assisting the Board with oversight of environmental, social and governance related ("ESG") matters; and
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overseeing the evaluation of our Board and management.

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Mergers and Acquisitions Committee

Our Board established our Mergers and Acquisitions Committee with the primary purpose of reviewing with management periodically the Company’s strategy regarding acquisitions, dispositions, joint ventures, or mergers (“Strategic Transactions”).

Members: Robert E. Knowling, Jr., Chair Jason DeZwirek Todd Gleason Richard Wallman	2 Meetings in 2023

Primary Responsibilities

Our Mergers and Acquisitions Committee’s responsibilities include:

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reviewing with management the Company’s strategy for Strategic Transactions;
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reviewing with management the material details of any proposed Strategic Transaction, including how such transaction fits with the Company’s strategic plans and transaction strategy, transaction timing, important transaction milestones, financing, key risks and opportunities and the integration plan (including the ROI);
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providing the Board such additional information and materials as appropriate to assist the Board in its evaluation or understanding of any Strategic Transaction; and
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reviewing and discussing with management, after consummation of any Strategic Transaction, the execution, the financial performance, and the integration of such Strategic Transaction, including relative to information presented by management in connection with the approval of such transaction and the Company’s strategic objectives.

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Meeting Attendance

During 2023, our Board held 7 regular meetings. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, as well as the annual meeting of stockholders. Each director attended 100% of the total number of Board meetings, and 100% of all applicable committee meetings, during each director’s tenure on the Board. Our Board's policy regarding directors’ attendance at the Annual Meeting is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors, other than Ms. Siegel, who was not a director at the time, attended our 2023 Annual Meetings of Stockholders.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Mr. DeZwirek serves as Chairman and Mr. Gleason serves as Chief Executive Officer. Although our Bylaws provide that any two or more offices may be held by the same person, our Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. Our Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of our Company. Our Chairman facilitates and provides leadership to our Board and executive management and ensures they are focused on key issues. The Chairman of the Board shares a common understanding of the organization with the executive management and provides focus to ensure our Board is effective in its task of setting and implementing the Company’s strategy.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of our Board help ensure independent oversight of management. All of our directors, other than the Chief Executive Officer, Mr. Gleason, qualify as independent under the applicable NASDAQ listing requirements. Our Audit Committee, Compensation Committee, and Nominations and Governance Committee — are comprised entirely of independent directors. Additionally, the non-management directors regularly meet in executive session, and the independent directors meet in executive session, as required.

Our management is responsible for identifying, assessing, and managing the material risks facing our Company. Our Board performs an important role in the review and oversight of these risks and generally oversees our Company’s risk management practices and processes, with a strong emphasis on financial controls. Our Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to our Audit Committee, (ii) compensation risk to our Compensation Committee, and (iii) ESG risk to our Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

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ESG Oversight

Environmental, Social and Governance Matters

We believe that the Company is able to advance ESG-related considerations and that sound corporate citizenship includes responsiveness to ESG issues that materially impact our stakeholders and the communities in which we operate. We are committed to operating our business with integrity; focusing on material ESG issues; giving back to the communities we serve; being environmentally conscious; and improving the lives of workers involved in manufacturing our products. Our Nominations and Governance Committee has formal oversight of ESG related matters, including our governance-related policies and strategies on which we advance sustainability through our business and operations.

Environmental	Social	Governance
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Reduced energy consumption in our manufacturing operations
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Continued investment in recycling programs across office and manufacturing operations
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Continued efforts to reduce greenhouse gas emissions
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Provide products, services and solutions for our customers that lead to reduced environmental pollutant impact

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Continuation of policies and training programs, and retained a proactive program of safety scorecards and best practice sharing between manufacturing sites
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Maintained CECO Living WELL work program, encouraging employees to live healthier lives
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Grew investment toward employee development initiatives that provide employees and leaders with tools and skills they need
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Set goals to strengthen our diversity, equity and inclusion (DEI) commitments and management plan

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Maintain robust set of practices and policies to ensure that our team is operating with integrity, honestly, fairness and accountability
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Our Human Rights Policy reinforces our commitment to treating all people with dignity and respect
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Employees and any external party can report concerns to CECO’s anonymous Ethics Hotline
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Require cybersecurity awareness training
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Require regular training that reinforces policies such as sexual harassment and anti-bullying

Director Qualifications and Diversity

Board Diversity Matrix (as of March 31, 2023)
Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
Asian		1
African American or Black		1
White	2	4

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over our Company. When evaluating a person for nomination for election to our Board, the qualifications and skills considered by our Board, including our Nominations and Governance Committee, include:

●	Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of our Company;
●	Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;
●	The contribution that the person can make to our Board, with consideration being given to the person’s business experience, education and skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as our Board may consider relevant; and
●	The character and integrity of the person.

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Our Board applies a broad concept of diversity, which includes all of the criteria listed in the paragraph below together with other factors such as the nominee’s experience and leadership abilities. When our Board seeks new director candidates to add to our Board or to replace directors who have resigned or recommends the re-election of incumbent directors, our Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

The Board is also committed to having a membership that reflects a diversity of gender, race, ethnicity, age and background. This commitment is demonstrated by the fact that the Board currently includes two female directors and two directors who are ethnically diverse. Our directors currently range in age from 53 to 72.

With respect to skill set diversity, our Board seeks to have directors and nominees composed of qualified professionals with a broad range of skills. Our current directors have a broad range of skills, expertise and diversity, some of which have been described in the directors’ profiles. Diversity helps to create a balanced Board to effectively develop strategies for our Company’s growth. In fact, it is the Board’s objective to take affirmative steps to enhance the Board’s diversity. This will be done over time, taking into account the valuable knowledge and experience of the present board members.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist our Board in following corporate guidelines that serve the best interests of our Company and stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website www.cecoenviro.com on the Investor Relations, Governance section. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through our website is not a part of or incorporated by reference into this Proxy Statement.

Insider Trading Policy

Our Insider Trading Policy, which applies to the Company and all of our directors, officers, employees, and agents, expressly prohibits buying or selling securities while in possession of material, nonpublic information about us or another company and from disclosing such information on to others who might purchase or sell securities on the basis of such information. We consider short-term or speculative transactions by our personnel involving our securities to be inappropriate. We also discourage our personnel from buying or selling our securities in margin accounts. Our Insider Trading Policy expressly prohibits the following activities with respect to our securities: short sales, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. The restrictions under our Insider Trading Policy also apply to immediate family and household members of our directors, officers, employees, and agents.

Our Insider Trading Policy prohibits all members of our Board and all officers and employees of the Company and its subsidiaries from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. The policy further prohibits such persons from pledging, hypothecating or otherwise using the Company’s securities as collateral for a loan or other form of indebtedness.

Stockholder Communications with Directors

Our Board has adopted a process by which stockholders may communicate with our Board for matters other than director nominations. Stockholders who would like to communicate with our Board or a committee of our Board should send the communication to: Chairman of the Board, CECO Environmental Corp., 14651 North Dallas Parkway, Suite 500, Dallas Texas, 75254.

Our Chairman of the Board, Mr. DeZwirek, will forward such communications to our Board at or prior to its next regular meeting. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

Our Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

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2023 Director Compensation

For 2023, our non-management directors received the following compensation for their service on our Board:

Director Service	Compensation ($)
Annual cash retainer, paid quarterly	62,000
Annual equity retainer	100,000
Annual Chair supplement
Board Chairman	100,000
Audit Committee	30,000
Compensation Committee	15,000
M&A Committee	15,000
Nominations and Governance Committee	15,000
Annual Committee member supplement
Audit Committee member	5,000

Our Compensation Committee has determined that granting restricted stock units (“RSUs”) in lieu of cash meeting payments simplifies the directors’ compensation while promoting the ownership of our common stock. Accordingly, in June 2023, we granted to each then-serving non-management director RSUs covering 8,299 shares of our common stock. In September 2023, with her appointment to our Board, we granted Ms. Siegel RSUs covering 5,406 shares of our common stock. The RSUs generally vest on the one-year anniversary of the grant and are settled in shares of Company common stock. We also reimburse or pay our Board members their reasonable travel and out-of-pocket expenses to attend meetings. Our non-management directors are eligible to participate in the Company’s U.S. health plan with 100% of the premium payable by the enrolled director.

The following table reflects the 2023 compensation paid to each of our non-management directors. Directors that are employees of the Company do not receive additional compensation for service on the Board or as members of any of its committees.

	Paid in Cash	Stock Awards [1]	Compensation	Total
Name	($)	($)	($)	($)
Jason DeZwirek	156,000	100,003	—	256,003
Valerie Gentile Sachs	71,000	100,003	—	171,003
Robert E. Knowling, Jr. [2]	63,500	100,003	—	163,503
David B. Liner [3]	30,139	—	—	30,139
Claudio A. Mannarino	73,500	100,003	—	173,503
Munish Nanda	58,500	100,003	—	158,503
Laurie A. Siegel	19,806	74,873	—	94,679
Richard F. Wallman [4]	73,500	100,003	—	173,503

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(1)	This column reflects the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 9 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The stock awards shown in the table above represent the RSU awards granted to our directors in 2023. The table below shows the aggregate number of unvested RSUs and unexercised options held by each of our non-management directors as of December 31, 2023:

Name	RSUs (#)	Stock Options (#)
Jason DeZwirek	8,299	—
Valerie Gentile Sachs	8,299	—
Robert E. Knowling, Jr.	8,299	—
David B. Liner	—	—
Claudio A. Mannarino	8,299	—
Munish Nanda	8,299	—
Laurie A. Siegel	5,406	—
Richard F. Wallman	8,299	—

(2)	Mr. Knowling has elected to forgo receiving compensation for his role as M&A chair and will only accept compensation designated for the Chair of the Compensation Committee.

(3)	Mr. Liner ceased serving as a director at our 2023 Annual Meeting of Stockholders.

(4)	Mr. Wallman elected to receive the cash component of his director compensation in the form of shares of the Company’s common stock.

Our Board has implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to five times the non-management director’s regular annual cash retainer (which amount currently equals 310,000). Non-management directors have five years from the date of his or her election or appointment to the Board to attain such ownership levels. As of December 31, 2023, all non-management directors met the stock ownership requirement, except for Ms. Siegel and Mr. Knowling, who have served on the Board for less than five years and thus are not yet subject to the ownership requirement. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the director and the director’s immediate family, plus a non-management director’s RSUs. The value of a share is measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

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FOR the approval of the amendment to our Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation.
PROPOSAL 2 APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCORPORATE DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION	✓ The Board recommends a vote FOR the approval of the amendment to our Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation.

We are asking you to approve an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law (the “Proposed Amendment”).

Background of the Proposed Amendment

The State of Delaware, our state of incorporation, recently enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. Specifically, Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers, or exculpation, for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) other individuals who have agreed to be identified as officers of the corporation.

Section 102(b)(7) of the DGCL, as amended, only permits, and the Proposed Amendment would only permit, the exculpation of certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. In addition, as is currently the case with directors under the Certificate of Incorporation, the Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit. Article IX in the Certificate of Incorporation currently provides for the exculpation of directors, but it does not include a provision that allows for the exculpation of officers.

Rationale for the Proposed Amendment

The Board believes that it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from accepting or continuing service with corporations. As with directors, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight.

The Board also believes the Proposed Amendment would better position the Company to attract exceptional officer candidates. In the absence of this exculpatory protection, candidates might be deterred from serving as officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. A number of our peers have adopted exculpation clauses that limit the personal liability of officers in their respective

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certificates of incorporation, and failing to adopt the Proposed Amendment could impact our recruitment and retention of exceptional officer candidates.

In considering the Proposed Amendment, the Board also took into account the narrow class and type of claims from which such officers would be exculpated from liability pursuant to Section 102(b)(7) of the DGCL, the limited number of our officers that would be impacted and the benefits the Board believes would accrue to the Company by providing exculpation in accordance with Section 102(b)(7) of the DGCL, including the ability to further enable our officers to best exercise their business judgment in furtherance of stockholder interests.

After weighing these considerations, the Board approved and declared it advisable to adopt, subject to stockholder approval, the Proposed Amendment to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.

Additional Information

Approval of Proposal 2 will constitute approval of the Proposed Amendment to the Certificate of Incorporation, as set forth in Appendix 1 to this Proxy Statement. If Proposal 2 is approved, the Company intends to file the Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware promptly following the Annual Meeting, to be effective at the time of that filing. The Board may, at any time prior to the effectiveness of the Proposed Amendment, abandon the Proposed Amendment without further action by the stockholders or the Board (even if the requisite stockholder vote is obtained).

If Proposal 2 is not approved by a majority of the shares of our common stock outstanding on the Record Date, then the Proposed Amendment will not be approved and will not be implemented or become effective.

Our Board recommends a vote “FOR” the approval of the Proposed Amendment to our Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation.

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PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	✓ The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

We are seeking your advisory (non-binding) vote approving the compensation of our named executive officers. We believe that the structure of our executive officer compensation programs promotes the long-term interests of our stockholders. Our executive officer compensation programs are designed to attract, retain, motivate and reward talented executive officers who will achieve our business objectives and create long-term value for our stockholders. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. We encourage stockholders to read the Executive Compensation sections of this Proxy Statement, including the Compensation Discussion and Analysis, which discuss our compensation policies and procedures, and the compensation of our named executive officers for 2023.

At our 2023 Annual Meeting of Stockholders, our Say-on-Pay proposal to approve the compensation of our named executive officers was supported by approximately 97% of all votes represented at the meeting. We believe that this indicates strong support for our continued focus on aligning our named executive officer compensation programs with the interests of our stockholders. During 2023, we continued to focus on pay for performance, and in addition to granting time-based RSUs, we granted PRSUs that only vest if our market performance meets or exceeds the goals established by our Compensation Committee as well as special one-time incentive grants.

This vote is required pursuant to Section 14A of the Exchange Act and is advisory and non-binding; however, our Compensation Committee and our Board are expected to consider the results of the vote when making future determinations regarding our named executive officer compensation programs. Advisory Say-on-Pay votes have been scheduled to be held once every year. We expect to hold the next advisory vote to approve the compensation of our named executive officers in 2025.

VOTE REQUIRED

This proposal requires an affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy for advisory approval.

Our Board recommends a vote “FOR” the following resolution, providing an advisory approval of the compensation of our named executive officers:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby approved.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate, retain and reward executive talent to achieve our business objectives, with the ultimate goal of increasing stockholder value. This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer and the other individuals who are considered our “named executive officers” under SEC rules. This CD&A puts in perspective the information set forth in the “2023 Summary Compensation Table” that follows in this Proxy Statement.

For purposes of this Proxy Statement, the following individuals are considered our 2023 “named executive officers” or “NEOs”.

Named Executive Officer*	Title
Todd Gleason	Chief Executive Officer ("CEO")
Peter Johansson	Chief Financial Officer ("CFO")
Lynn Watkins-Asiyanbi	Chief Administrative and Legal Officer ("CALO")

*The three listed individuals were our only executive officers as of December 31, 2023. No other individuals met the definition of named executive officer under SEC rules for 2023. Our Board has elected only three executive officers in light of their expansive leadership roles.

Compensation Highlights

●	During 2023, our Compensation Committee continued to oversee the executive compensation programs that it considers to be competitive in the market for talent and aligned with industry best practices and the long-term interests of our stockholders.
●	Our annual performance-based cash incentive compensation program is typically designed to reward our management team (including our NEOs) for achievement of certain pre-established, short-term financial and/or operational goals. For 2023, the performance objectives under our performance-based incentive program consisted of Adjusted EBITDA (50%), Revenue (25%) and Free Cash Flow (25%), in each case established by reference to the Company’s annual operating plan.
●	Our 2023 annual grant of performance-based restricted stock units (“PRSUs”) under our long-term equity incentive program required attainment of relative total shareholder return (“Relative TSR”) goals during the 2023-2025 performance period for a specific percentage of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) in 2023 to our NEOs. These RSUs have a four-year vesting period, with 25% vesting annually on each anniversary of the grant date.
●	Our stock ownership guidelines apply to all executive officers, including our named executive officers. Our CEO is required to own shares of our stock or stock equivalents having a value equal to five times his base salary. Our other NEOs are required to own shares of our stock or stock equivalents having a value equal to three times their base salary.
●	As noted above, our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters. In May 2023, we engaged our independent compensation consultant to conduct a market analysis of the compensation of all our executive officers (including the NEOs) and the Board’s total cash compensation and equity retainer against the general market and our peer group. Based on this review, we made changes to the compensation levels, discussed in further detail below.
●	During 2023, we adopted an updated compensation recovery policy (the “Clawback Policy”) governing the recovery of erroneously awarded incentive-based compensation consistent with the requirements of the SEC and NASDAQ. The Clawback Policy replaced our existing compensation recovery policy and provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover the excess of (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (2) the amount that the person would have received had the incentive-based compensation been determined based on the restated financials.
●	We annually review tally sheets to understand historical target and realizable compensation.
●	We provide very few perquisites.

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2023 Stockholder Engagement

At our 2023 Annual Meeting of Stockholders, our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers was supported by approximately 97% of votes represented at the meeting. Our Compensation Committee believes that this strong approval reflects our continued efforts to improve our compensation practices. During 2023, we had direct contact and discussions with stockholders representing greater than 50% of our investor base, consistent with our experience in 2022. Mr. Gleason, Mr. Johansson, as well as some of our directors, participated in these discussions and provided stockholder feedback to our Board as a whole. Our Compensation Committee considered the 2023 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to our executive compensation programs, although it did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of that vote.

Compensation Policy and Objectives

Our Compensation Committee believes that an effective executive compensation program generally rewards the achievement of annual, long-term and strategic goals set by the Company and aligns our named executive officers’ interests with those of our other stockholders. Our executive compensation program is designed to attract, motivate, retain and reward highly qualified individuals who are committed to the achievement of solid financial performance and excellence in the management of our Company assets. To accomplish this objective, our typical executive compensation program is designed to provide competitive compensation and to link compensation to our Company’s financial and operational performance. Our Compensation Committee generally evaluates compensation against individual and external market factors to help ensure that we maintain our ability to attract, motivate and retain key executive talent.

Total compensation for our named executive officers generally is comprised of base salary, short-term incentives and long-term incentives, a portion of which is designed to be earned based on our Company’s financial performance. From time to time, our Compensation Committee may approve discretionary cash bonuses or special equity awards to recognize and reward a named executive officer’s individual effort in certain circumstances.

Governance Practices

In designing our overall compensation program, we endeavor to support good governance, enhance alignment with shareholder value creation, and seek to mitigate excessive risk-taking by our executives. Accordingly, the following details the features implemented within our compensation program:

WHAT WE DO

☑ Annual “say-on-pay” advisory vote for shareholders, with robust engagement outreach to understand and respond to feedback	☑ Pay-for-performance emphasis with a balance of short- and long-term incentives, using an array of key performance metrics

☑ Alignment of executive compensation with shareholder returns through equity ownership and equity-based awards	☑ Significant stock ownership guidelines for executives

☑ Long-term incentive compensation tied to relative TSR	☑ Claw-back provisions for cash and equity performance-based compensation

☑ “Double trigger” required for severance under change-in-control agreements and for accelerated vesting of equity awards	☑ Compensation consultant to the Committee is independent and free of conflicts of interest

WHAT WE DO NOT DO

☒ No excise tax gross-up payments	☒ No back dating or re-pricing of stock options and stock appreciation rights

☒ No hedging or pledging of CECO Common Stock

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Compensation Committee Role

Our Compensation Committee oversees our compensation programs, with particular attention paid to the compensation of our CEO and the other named executive officers, to help ensure that our compensation philosophy is consistent with the best interests of the Company and our stockholders. It reviews and approves changes to our executive compensation programs. While our Compensation Committee has historically established and utilized objective, formula-based incentive arrangements, it believes that an effective executive compensation program also requires the use of sound business judgment and the ability to consider qualitative factors to make adjustments when appropriate, though it did not do so during 2023.

Role of Compensation Consultants in Compensation Decisions

Our Compensation Committee engaged Meridian Compensation Partners LLC ("Meridian") as its independent executive compensation consultant to advise our Compensation Committee on executive compensation matters. At our Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group composition, competitive market pay, compensation structure and general market trends for our NEOs and the Board. More specifically, Meridian provided market and peer group data to give our Compensation Committee context for our Company’s short-term cash and long-term equity compensation. The Compensation Committee sought the advice of Meridian in considering the design of the NEOs’ incentive compensation and the Board’s total cash compensation and equity incentive. In reviewing our executive compensation programs for market-competitiveness and alignment with industry best practices, our Compensation Committee considered the information and advice presented by Meridian.

Our Compensation Committee assessed the independence of Meridian, as required under the NASDAQ listing requirements, and considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, which could give rise to a potential conflict of interest with respect to Meridian during 2023. Based on this review, our Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to our Company.

Role of Executive Officers in Compensation Decisions

Our annual and long-term incentive-based executive compensation is generally structured to reward our executive officers for achieving our Company’s business goals. From time to time, our Compensation Committee relies upon recommendations made by our CEO, regarding compensation for our executive officers other than our CEO. As part of its review and establishment of the performance criteria and compensation of our named executive officers, our Compensation Committee meets separately with our CEO at least once each year and with our other executive officers as it deems appropriate. Our CEO annually reviews the performance of each of our other named executive officers (other than himself) with our Compensation Committee and makes recommendations to our Compensation Committee regarding such named executive officers’ compensation. Our Compensation Committee makes its compensation decisions for our named executive officers, other than the CEO, based on that review and the recommendations of our CEO. Each year, our CEO’s performance is reviewed by our non-management directors, and based on that review, our Compensation Committee makes a recommendation to the non-management directors regarding the compensation of our CEO.

Setting Executive Compensation

Our Compensation Committee evaluates the performance of our CEO and the other named executive officers as described above and reviews and approves the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our named executive officers other than our CEO, subject to the terms of any applicable employment agreements. Based on the recommendations of our Compensation Committee, our non-management directors approve the annual salary and any annual cash incentive, long-term stock-based compensation and other material benefits of our CEO, subject to the terms of his employment agreement.

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External Pay Comparisons

Our Compensation Committee generally considers external pay comparison data as a market check on its compensation decisions. The Compensation Committee referenced our peer group’s market data, as provided by our independent compensation consultant, when establishing pay for our NEOs for 2023. The companies in our 2023 peer group listed below were selected based on having revenue, market capitalization, and overall business characteristics, including product offerings and end markets, similar to ours.

Ameresco, Inc.	ESCO Technologies, Inc.	Powell Industries, Inc.
Argan, Inc.	Graham Corporation	Preformed Line Products Co.
Aspen Aerogels Inc.	Heritage-Crystal Clean Inc.	The Gorman-Rupp Co.
Douglas Dynamics, Inc.	Hurco Companies, Inc.	Thermon Group Holdings Inc.
DMC Global, Inc.	L.B. Foster Company	US Ecology, Inc.
Enphase Energy, Inc.	Manitex International, Inc.

Highlights of 2023 Executive Compensation

Throughout 2023, the management team remained focused on growth and effectively managed our business through significant market challenges, organizational change, and the competition for talent. As a result, we had a capstone, high-growth transformational year, setting a record and exceeding targets in Revenue, Adjusted EBITDA and Free Cash Flow metrics. As a result of this performance, our named executive officers earned cash incentive compensation for 2023 at a payout percentage of 200% of target.

In April 2023, as incentive for future performance, Messrs. Gleason and Johansson and Ms. Watkins-Asiyanbi were awarded an annual grant of PRSUs that gives them the opportunity to earn shares based on our Company’s future performance. As in prior years, each named executive officer also received a grant of timed-based RSUs that vest over four years, so that the value an executive officer may actually realize depends on our future stock performance. As discussed in more detail below, each of our NEOs also received a special PRSU award in 2023 that vests based on our stock price performance.

The charts below show how each NEO’s target direct compensation for 2023 was divided between base salary, annual cash incentive awards, and RSUs and PRSUs granted in 2023 (showing the cash incentive awards and PRSUs at target). As reflected below, we weigh a significant portion of each NEO’s target compensation toward incentive-based compensation elements. These charts do not include the special incentive PRSU awards mentioned above that we granted in 2023 as such award represents a one-time grant that was not taken into account when setting target pay at the beginning of 2023 and is also not representative of our normal pay mix.

Todd Gleason	Peter Johansson	Lynn Watkins-Asiyanbi

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Key Elements of 2023 Compensation

Our 2023 executive compensation program consisted of cash, with a fixed base salary and an annual cash incentive opportunity, and equity in the form of RSUs and PRSUs.

2023 Base Salary

We provide our named executive officers with a base salary to compensate them for the expertise and value they bring to us. Base salary is determined for each individual based on the executive’s position and responsibility, taking into account the executive’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors, and whether the particular executive is entitled to a minimum base salary under any existing employment agreement.

Salary levels for our named executive officers are reviewed and approved by the Compensation Committee annually as well as upon joining the Company or upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on our Compensation Committee’s evaluation of the individual’s strengths, development, and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In 2023, our Compensation Committee approved merit increases ranging from 5% to 9% of the base salaries for each of Messrs. Gleason and Johansson, and Ms. Watkins-Asiyanbi to help achieve market competitiveness.

Named Executive	Base Salary Rate ($)	Base Salary Rate ($)
Officer	(as of 12/31/22)	(as of 12/31/23)	% Increase
Todd Gleason	481,950	525,326	9.0%
Peter Johansson	375,000	393,750	5.0%
Lynn Watkins-Asiyanbi	350,000	367,500	5.0%

2023 Cash Incentive Compensation

We believe that, in typical circumstances, a portion of our named executive officers’ cash compensation should be earned based on our annual performance, so that our executive officers are appropriately motivated to maximize our financial and operating performance each year. Early each year, our Compensation Committee typically selects executive officers to participate in the annual incentive program and determines the amount of the award opportunity and the performance goals for the participant.

For 2023, the performance objectives under our annual incentive program were established in the first quarter of 2023 by our Compensation Committee after consultation with our CEO and CALO and consisted of objectives of Adjusted EBITDA (50%), Revenue (25%) and Free Cash Flow (25%), in each case established by reference to the Company’s annual operating plan. The payout with respect to each metric could range from 0% to a maximum of 200% of target. In early 2024, the Compensation Committee determined that the Company’s performance in 2023 resulted in total payout of 200% of target for each named executive officer under the annual incentive program as shown below:

Performance Measures		Threshold	Target	Maximum	Actual	Payout
($ in millions)	Weight (%)	(0% Payout) ($)	(100% Payout) ($)	(200% Payout) ($)	Achievement ($)	Earned (%)
Revenue	25%	450.0	475.0	510.0	544.8	200%
Adjusted EBITDA*	50%	45.0	48.0	52.0	57.6	200%
Free Cash Flow	25%	25.0	28.0	33.0	34.4	200%
Total Payout						200%

*Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Adjusted EBITDA for purposes of our annual incentive program can be calculated from our audited financial statements as follows: Net income adjusted for the effects of amortization and earnouts expenses, acquisition and integration expenses, executive transition expenses, depreciation, non-cash stock compensation, other income & expense, interest expense, income tax expense, and noncontrolling interest. Free Cash Flow for purposes of our annual incentive program can be calculated from our audited financial statements as follows: Cash provided by operating activities adjusted for the effects of earnout payments (within operating activities) and acquisitions of property and equipment. Please refer to Appendix 3 to this Proxy Statement for reconciliation information relating to the non-GAAP measures presented herein.

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Based on such achievement, the payouts of the annual incentive awards for 2023 are set forth in the table below and reflected in our 2023 Summary Compensation Table under the column captioned “"Non-Equity Incentive Plan Compensation." We did not make any discretionary adjustments to the payouts for 2023 and based the amounts solely on achievement of the pre-established performance goals.

Named Executive Officer	Target Amount ($)	Payout (%)	Amount of Final Payment ($)
Todd Gleason	525,326	200	1,050,652
Peter Johansson	236,250	200	472,500
Lynn Watkins-Asiyanbi	183,750	200	367,500

Long-Term Equity Compensation

Our Compensation Committee believes that granting stock-based awards on an annual basis provides our executive officers with a strong economic interest in maximizing stockholder returns over the longer term and is important in retaining and recruiting the key talent necessary to ensure our Company’s continued success. As a result, our equity compensation programs have been designed to promote the long-term financial interests and growth of our Company by: (i) helping attract and retain management with the ability to contribute to the success of the business; (ii) providing an opportunity for increased equity ownership by our executive officers and (iii) maintaining competitive levels of total compensation.

2023 Annual Equity Grants

Our 2023 annual grants consisted of RSUs that vest over time based on continued employment and PRSUs that vest only to the extent our Company attains the performance goals established by our Compensation Committee. To the extent stock units vest, the recipient receives one share of our common stock for each vested stock unit and an amount in cash equal to the dividends, if any, that would have been paid on the underlying common stock since the date of the stock unit grant.

For 2023, the value of the total stock units awarded to each named executive officer serving at the beginning of the year was based on a fixed dollar amount determined by our Compensation Committee with Meridian’s guidance. To determine the number of stock units then granted to each NEO, we divided the target value of the NEO’s award by $13.99, the closing stock price on the date of grant. We then divide such number of stock units between RSUs and PRSUs based on the proportion approved by the Compensation Committee for each NEO, reflected in the table below.

	Todd Gleason	Peter Johansson	Lynn Watkins-Asiyanbi
Target LTI ($)	$1,000,000	$300,000	$262,500
Vehicle Split (%)	70% PRSUs/30% RSUs	50% PRSUs/50% RSUs	50% PRSUs/ 50%RSUs
# of RSUs Granted	21,444	10,722	9,382
Target # of PRSUs Granted	50,036	10,722	9,382

The RSUs that were granted to the named executive officers in March 2023 vest in equal annual installments on each of the first four anniversaries of the grant date. All of the 2023 RSU awards granted to our named executive officers are shown in the “2023 Grants of Plan-Based Awards Table” below in this Proxy Statement.

The PRSUs that we granted to the NEOs in March 2023 vest on March 15, 2026, to the extent our Company attains the Relative TSR (as defined below) goals for the performance period beginning on January 1, 2023, and ending on December 31, 2025, as established by our Compensation Committee. The Compensation Committee determined to use Relative TSR for the 2023 PRSU awards because this metric keeps the focus on creating value (i.e., alignment with shareholder interests) even in challenging times. The target number of PRSUs granted to each NEO and noted above can be earned from 0% to 150% of target levels based on actual performance.

For purposes of the 2023 PRSU awards, Relative TSR is the percentile rank of the Company’s total shareholder return as compared to the total shareholder returns of all members of a designated peer group at the end of the relevant performance period. “Total shareholder return” is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock (with appropriate adjustments for certain changes in capital structure), from the beginning of the performance period through the end of the performance period, where (1) the beginning stock price is based on the average closing stock price for the twenty (20) calendar days preceding January 1, 2023 and (2) the ending

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stock price is based on the average closing stock price for the twenty (20) calendar days preceding and including the last day of the performance period.

For purposes of calculating Relative TSR, the relevant peer group is 104 publicly traded companies that, at the time of selection by the Compensation Committee, were U.S. companies classified in the Materials or Industrials sector with a market capitalization from $200 million to $800 million and revenue greater than $100 million. The list of Relative TSR peer companies is included with this Proxy Statement as Appendix 2. The peer group is subject to adjustment in the event of certain significant events that occur with respect to a peer company, including bankruptcy, delisting, liquidation, certain acquisitions, or “going private” transactions.

The target PRSUs are divided into three equal tranches. Each one-third tranche has a specific "Performance Period" from January 1, 2023, until December 31 of each “Performance Period” as outlined in the table below. All three tranches vest on March 15, 2026, based on achievement of relative TSR during the applicable Performance Period and generally contingent on the NEO’s continued employment through such vesting date.

		Performance	Performance
		Period	Period
Performance Period	Weighting	Beginning	Ending	Vesting Date
1-Year TSR Measurement	1/3	1/1/2023	12/31/2023	3/15/2026
2-Year TSR Measurement	1/3	1/1/2023	12/31/2024	3/15/2026
3-Year TSR Measurement	1/3	1/1/2023	12/31/2025	3/15/2026

For each one-third tranche, a percentage of the PRSUs subject to such one-third tranche will be earned based on achievement of Relative TSR during the performance period for such one-third tranche as follows (with straight line mathematical interpolation between performance levels):

Performance Level	Relative TSR	% of Target PRSUs Earned
Below Threshold	Below 25th percentile	—%
Threshold	At 25th percentile	50%
Target	At 50th percentile	100%
Maximum	At or above 75th percentile	150%

However, regardless of the level of Relative TSR performance, if the Company’s absolute total shareholder return at the end of the last Performance Period is negative, the percentage of target PRSUs earned will not exceed 100% of target.

Special One-Time Retention Awards Granted in 2023

In connection with the expiration of Mr. Gleason’s employment agreement (which is discussed in more detail below under the heading “Agreement with Mr. Gleason,”) on July 5, 2023, we granted Mr. Gleason a retention equity grant of 225,000 PRSUs under the Company’s 2021 Equity and Incentive Compensation Plan. The award vests on the fourth anniversary of the grant date based on the achievement of stock price performance goals, but only if Mr. Gleason is still employed by the Company on the vesting date. The number of PRSUs that are earned on the vesting date will be calculated based on the highest stock price that we achieve for any twenty (20) or more consecutive trading days during the four-year vesting period according to the table below (with no interpolation for stock prices between the levels set forth in the table below):

Stock Price	%of PRSUs Earned
Less than $22.00	0%
$22.00	100%
$25.25	125%
$28.50	150%
$31.75	175%
$35.00	200%

In September 2023, the Compensation Committee decided to make a special PRSU grant to each of Mr. Johansson and Ms. Watkins-Asiyanbi in the amount of 47,247 and 41,341 target shares, respectively, on substantially the same terms as the award made to Mr. Gleason to provide them enhanced retention and performance incentives. This grant is intended to unify the executive team and motivate them to achieve significant shareholder value creation. These awards, which were

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granted on September 29, 2023, vest on July 5, 2027, based on the performance schedule set forth in the table above, provided that the NEO is employed by the Company on the vesting date.

The target and maximum number of shares that each NEO could earn pursuant to these awards are set forth below:

	PRSU Award Opportunity
	Target Number of	Maximum Number of
Name	Shares	Shares
Todd Gleason	225,000	450,000
Peter Johansson	47,247	94,494
Lynn Watkins-Asiyanbi	41,341	82,682

PRSUs Earned for 2021-2023 Performance Cycle

In 2021, we made an annual grant of PRSUs to Mr. Gleason having a performance period that ran from January 1, 2021 to December 31, 2023 and which vested on March 15, 2024 by their terms as a result of Mr. Gleason’s continuous employment through the vesting date. Mr. Johansson and Ms. Watkins-Asiyanbi were not serving with the Company when these PRSUs were granted and did not receive an award opportunity for this particular cycle.

The Compensation Committee determined to use Relative TSR as the sole performance metric for the 2021 PRSU awards with the payout being determined by comparing our total shareholder return against a peer group of 107 publicly traded companies that, at the time of selection by the Compensation Committee, were U.S. companies classified in the Materials or Industrials sector with a market capitalization from $100 million to $500 million and revenue greater than $100 million. The chart below details the performance goals and achievement levels of the 2021 PRSUs.

Performance Level	Relative TSR	% of Target PRSUs Earned
Below Threshold	Below 25th percentile	—%
Threshold	At 25th percentile	50%
Target	At 50th percentile	100%
Maximum	At or above 75th percentile	150%

At the end of the performance period, we had achieved a calculated TSR of 193.26% which ranked just over the 80th percentile and resulted in a payout of 150% of the target number of shares granted to Mr. Gleason.

The following table summarizes the target and actual earned shares under the PRSUs granted to Mr. Gleason in 2021.

	PRSU Award Opportunity		2021-2023 Performance
	Target Number of	Maximum Number of	% of Target	Number of Shares
Name	Shares	Shares	Earned	Earned
Todd Gleason	85,785	128,678	150.0%	128,678

Personal Benefits and Perquisites

We provide our named executive officers with very few perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain employees for key positions. These perquisites generally consist of a car allowance and payment of life insurance premiums.

Retirement Benefits

Our Company sponsors a 401(k) retirement plan for substantially all of our U.S. employees (the “401(k) Plan”), pursuant to which we generally match contributions each pay period at 100% of the employee’s contributions for the first 3% of eligible compensation, and 50% of the employee’s contribution on the next 3% of eligible compensation, for a maximum match of 4.5% of eligible compensation. Our named executive officers generally participate in the 401(k) Plan on the same terms as our other eligible employees. We believe the 401(k) Plan, which has limited cost to our Company, is set at a reasonable level, is highly valued by participants, and is part of a competitive compensation program consistent with our overall goal of attracting and retaining qualified employees.

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Severance Benefits

Agreement with Mr. Gleason

As mentioned above, prior to July 5, 2023, we had in place an employment agreement with Mr. Gleason, which we had previously entered into effective July 6, 2020, in connection with his appointment as our CEO. This employment agreement set forth the basic terms and conditions of his employment, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreement also included customary restrictive covenants and provided for severance benefits in connection with certain terminations of employment. Specifically, the agreement provided that if his employment was terminated by the Company without “cause” or by Mr. Gleason for “good reason” other than during the two-year period following a change in control, he would have been entitled to a lump sum cash payment equal to his annual base salary plus a pro-rated annual cash incentive payment based on actual performance for the year of termination. In addition, if his employment was terminated by the Company without cause or by Mr. Gleason for good reason within a period of two years after a change in control, then he would have been entitled to receive a lump sum payment equal to the sum of his annual base salary plus his target annual cash incentive for the year in which termination occurs.

During 2023, the Company and Mr. Gleason mutually decided not to renew his employment agreement that was expiring as of July 6, 2023. Instead, Mr. Gleason and the Company entered into a letter agreement that provides for the following retention-focused benefits in addition to the other elements of compensation and employee benefits provided generally to executive officers of the Company:

●	The one-time special retention PRSU award described above under the heading “Special One-Time Retention Awards Granted in 2023”;
●	A housing allowance of $5,000 per month for six months in the Dallas, Texas area; and
●	Participation in the Company’s Executive Change in Control Severance Plan (“CIC Severance Plan”).

The decision not to renew Mr. Gleason’s employment agreement was done to move away from employment agreements in general. The decision to move away from the use of employment agreements was motivated by the Company’s desire to (1) align with prevailing market trends, (2) negate the need for one-off negotiations with prospective new hires, and (3) streamline our severance and change in control benefits through our CIC Severance Plan described below. As amended, the CIC Severance Plan provides market-aligned severance and change-in-control protections (from both an individual and Company perspective) that would be duplicative if restated in an employment agreement. Having a unified policy is also administratively less burdensome than if such benefits differed from one employment agreement to another and promotes internal pay equity through the provision of similar benefits to similar levels of executives and other key employees.

Change in Control Severance Plan

We maintain the CIC Severance Plan, which provides our executive officers and other eligible participants with certain severance benefits in the event of certain qualifying terminations of employment. The Severance Plan is designed to address organizational leadership needs to attract and retain senior level executives in the Company and remove barriers and distractions of executives by providing limited protection to senior level leaders should a potential change in control occur. Offering continuity for these leaders while not tying the organization to an employment contract allows the Company to recruit, retain and demonstrate the value our senior level leaders contribute to our organization.

During 2023, we amended the plan to (1) include a resignation for good reason outside the change in control period as a qualifying termination event, (2) replace the Company-paid outplacement benefits with a cash payment of $20,000 intended for the executive to find his or her own outplacement services, and (3) revise the severance benefit payout formulas to be more in line with market best practices. Following such amendments, the CIC Severance Plan provides for the following benefits:

●	If the participant’s employment is terminated by the Company without cause, or by the participant for good reason, during the change in control period, then the participant is entitled to receive (1) a pro-rata target bonus for the year of termination, (2) a lump sum cash payment equal to the sum of the Participant’s base salary plus target bonus, multiplied by the applicable “severance multiplier”, (3) a lump sum payment of $20,000 to enable the

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Participant to obtain executive outplacement services, and (4) subsidized COBRA coverage for the period equal to 12 months multiplied by the Severance Multiplier (but capped at 18 months).
●	If the participant’s employment is terminated by the Company without cause or by the participant for good reason outside the change in control period, then the participant is also entitled to receive the same benefits described in the bullet above, except that the lump sum cash payment described in (2) shall only equal the Participant’s base salary multiplied by the severance multiplier.

The “severance multiplier” is equal to 2.0 for the CEO, and 1.5 for the other executive officers.

Participation in the Severance Plan requires compliance with certain customary confidentiality, non-disparagement, non-competition, and non-solicitation provisions, and participants are required to execute a release of claims against the Company to receive the severance benefits (unless we waive such requirement).

Under the CIC Severance Plan:

●	“Good reason” means (1) a material diminution of the participant’s duties, authorities or responsibilities; (2) a material reduction in the participant’s base salary or incentive opportunity (other than broad-based reductions applicable to all executives); (3) certain relocations of the participant’s primary workplace; and (4) our material breach of the Severance Plan.
●	“Termination without cause” means a termination of employment initiated by us other than due to the participant’s death, disability, or the occurrence of the following events: (1) the participant’s misappropriation of Company assets; (2) the participant’s conviction of a felony or commission of any act of moral turpitude, dishonesty, or fraud; (3) the participant’s failure to perform the lawful instructions of the participant’s superior; (4) the participant’s willful or gross misconduct which could reasonably be expected to be materially injurious to the Company; (5) the participant’s violation of a material Company policy; or (6) the participant’s material breach by the Participant of a material obligation under the Severance Plan.
●	A “change in control” is defined as the occurrence of any the following: any person becoming the beneficial owner of 50% or more of our outstanding common stock or voting securities; certain changes in the majority of our Board of Directors that are not approved by a super-majority of the incumbent directors; the consummation of certain mergers or similar transactions or sales of all or substantially all of our assets; and approval by our stockholders of a complete liquidation or dissolution.

Key Changes to Executive Compensation Program for 2024

During 2023 and early 2024, our Compensation Committee considered, with the help of Meridian, potential changes to our executive compensation program with the goal of aligning our pay program with current industry best practices and the pay programs of our newly established peer group (as shown below) with whom we compete for talent, as well as continuing to align our executives’ interests with those of our shareholders. Additionally, we have a limited number of senior officers of the company, with our NEOs taking on hybrid roles consisting of multiple functions and added responsibilities. The compensation-related decisions noted below were intended to continue to motivate strong company performance during a time of rapid growth and retain our highly sought after talent. As a result of these discussions, we made the following changes to our executive pay program for 2024:

●	We changed our CEO’s long-term incentive mix from 70% PSUs and 30% RSUs to 75% PSUs and 25% stock options to further tie our CEO’s compensation to shareholder value creation.
●	For our other executive officers who will continue to receive RSUs, we updated the vesting period from four years to three years to align with market practice.
●	Our PSUs will continue to be based 100% on relative TSR, but we updated the measurement period to be a single three-year performance period (2024-2026) and changed the maximum PSU payout from 150% to 200%, in each case to align with market practice and incentivize our executive team to provide above average long-term shareholder returns.
●	Eliminated free cash flow as a metric in our annual incentive plan and instead weighted Revenue and EBITDA equally at 50% to further motivate profitable growth.

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●	Increased “threshold” payout under our annual incentive plan from 50% of target to 75% of target based on the rigor of our performance goals, as we set our “threshold” goals above our prior year actual results to motivate our executive team to grow the business. This “threshold” performance requirement significantly exceeds 2023 actual results and reflects the desire to continue recent outperformance (i.e., the opportunity to earn a payout for performance that would have resulted in 50-74.99% of target has been eliminated).
●	Increased base salary, target annual bonus, and target long-term incentive grant value for each of our NEOs to position pay more competitively with our new peer group (as shown below) and retain this high performing executive team, which resulted in the following pay values for 2024:

	Mr. Gleason	Mr. Johansson	Ms. Watkins-Asiyanbi
Base Salary	$775,000	$450,000	$400,000
Target Bonus (% of Base Salary)	125%	75%	75%
LTI Target (% of Base Salary)	280%	125%	125%

The new peer group that Meridian and our Compensation Committee referred to when making the above-mentioned changes is made up of the following companies:

Allient Inc.	Hudson Technologies Inc.	Powell Industries, Inc.
Ameresco, Inc.	Kadant Inc.	Preformed Line Products Co.
Argan, Inc.	L.B. Foster Company	Standex International Corporation
Astec Industries Inc..	Lindsay Corporation	The Gorman-Rupp Co.
Babcock & Wilcox Enterprises Inc.	Luxfer Holdings PLC	Thermon Group Holdings Inc.
ESCO Technologies, Inc.	Northwest Pipe Company	Vishay Precision Group Inc

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Stock Ownership Guidelines

To reinforce the alignment of our executive officers’ long-term financial interests with the interests of our stockholders, we require our executive officers to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Ownership
Requirement
(Multiple of
Named Executive Officer	base salary)
Chief Executive Officer	5X
Chief Financial and Strategy Officer	3X
Chief Administrative and Legal Officer	3X
Other Executives Officers	1X

Our executive officers have five years after becoming subject to these guidelines to achieve the stock ownership required. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer directly or held in trust for the executive or the executive’s immediate family. In addition, restricted stock and RSUs are also included in determining whether the required level of ownership has been attained. For purposes of the stock ownership requirements, the value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date. As of December 31, 2023, Mr. Gleason, who has served as our CEO only since July 2020 had achieved this goal; Mr. Johansson, who has served as our CFO only since August 2022 and Ms. Watkins-Asiyanbi who has served as our Chief Administrative and Legal Officer since August 2022, were not yet in compliance with their stock ownership requirements, but both are still within the applicable five-year compliance period.

Our executive officers are prohibited under our Insider Trading Policy from engaging in certain transaction in our securities, including short sales against the box, buying or selling puts or calls and frequent trading to take advantage of fluctuations in stock price. Our Insider Trading Policy is described in the “Insider Trading Policy” paragraph under “Our Board and Its Committees” section above.

Clawback Policy

During 2023, we adopted an updated compensation recovery policy (the “Clawback Policy”) governing the recovery of erroneously awarded incentive-based compensation consistent with the requirements of the SEC and NASDAQ. The Clawback Policy replaced our existing compensation recovery policy and provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover the excess of (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (2) the amount that would have been received had it been determined based on the restated financials.

Risk Considerations in our Compensation Program

Our executive compensation consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so our executive officers are not pressured to focus exclusively on short-term gains, which may be detrimental to long-term stock price appreciation and other business metrics. The variable portions of compensation consist of cash incentives or discretionary cash bonuses and long-term equity incentives (time-based RSUs and PRSUs). In a typical year, incentive compensation is generally tied to the achievement of corporate performance goals based on metrics established by our Compensation Committee. For 2023, we used a Relative TSR goal for long-term equity incentives. We believe that the variable components of compensation motivate our executive officers to produce short- and long-term corporate results while the fixed element of compensation helps provide security so that management is not encouraged to take unnecessary or excessive risks in working to produce such results. Periodically, our Compensation Committee conducts a risk review of the compensation programs for all employees, including our named executive officers. In 2023, a market pay analysis study was conducted, and following discussions held in Compensation Committee meetings that addressed risks associated with our plans and metrics, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

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Conclusion

We recognize the importance of attracting, motivating, retaining and rewarding executive talent who can effectively lead our business. Our Compensation Committee continues to analyze and adjust our compensation programs to emphasize the alignment of our named executive officers’ interests with the long-term interests of our stockholders. It seeks to incentivize our named executive officers to maximize our Company’s performance and reward them for their achievements. With the various components of our executive compensation programs, our Compensation Committee seeks a balance between fixed and at-risk compensation, cash and equity, and short-term and long-term rewards with the ultimate objective of creating long-term value for our stockholders.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

This report is submitted on behalf of the members of the Compensation Committee:

Robert F. Knowling, Jr., Chair

Claudio Mannarino

Valerie Gentile Sachs

Laurie Siegel

2023 Summary Compensation Table

The following table summarizes compensation earned by each of our named executives during the fiscal years indicated. To understand the table below, we encourage a careful reading of the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($) [1]	($)	($) [2]	($) [3]	($)
Todd Gleason	2023	515,316	—	3,981,255	—	1,050,652	30,753	5,577,976
Chief Executive Officer	2022	475,771	25,990	1,059,469	—	937,910	35,054	2,534,194
	2021	456,577	156,060	1,126,112	—	211,140	29,410	1,979,299
	2020	216,346	300,000	599,059	2,400,000	—	24,376	3,539,781
Peter Johansson	2023	389,423	—	1,054,536	—	472,500	38,654	1,955,114
Chief Financial and Strategy	2022	151,442	155,086	450,015	—	183,544	13,308	953,395
Officer
Lynn Watkins-Asiyanbi	2023	363,462	—	922,724	—	367,500	15,894	1,669,580
Chief Administrative and Legal Officer

(1)	This column reflects, for 2023, the aggregate grant date fair value of all stock awards granted during 2023 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures. There is no assurance that the named executive officers will realize these amounts. Assumptions used in calculating these amounts are included in Note 9 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

For 2023, the amount includes the sum of the grant date fair values of the regular annual grant of RSUs and PRSUs, plus the special PRSU retention award granted in July to Mr. Gleason and in September to Mr. Johansson and Ms. Watkins-Asiyanbi. For both PRSU awards, the grant date fair value represents the probable outcome of the applicable performance conditions. The table below identifies the amount of the grant date fair value reported in this column that is attributable to each of the various awards granted during 2023 to each NEO.

			Special
	Annual	Annual	Retention
	Grant	Grant	Incentive
	RSUs	PRSUs	PRSUs
Name	($)	($)	($)
Todd Gleason	300,002	700,004	2,981,250
Peter Johansson	150,001	150,001	754,535
Lynn Watkins-Asiyanbi	131,254	131,254	660,216

Assuming maximum achievement with respect to the performance metrics applicable to the 2023 annual grant of PRSU awards, the grant date fair values of such awards would be as follows: $1,050,005, $225,001, and $196,881 for Messrs. Gleason, and Johansson and Ms. Watkins-Asiyanbi, respectively. Assuming maximum achievement with respect to the performance metrics applicable to the 2023 special retention incentive PRSU awards, the grant date fair values of such awards would be as follows: $5,692,500, $1,509,069, and $1,320,432 for Messrs. Gleason and Johansson and Ms. Watkins-Asiyanbi, respectively.

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(2)	This column reflects the named executive officers’ annual cash incentive awards that was paid based on formulaic performance, as further described above.
(3)	Amounts reported in this column for 2023 consist of the following:

	401 (k)	Term Life
	Matching	Insurance	Car	Executive
	Contributions	Premiums	Allowance	Physical	Severance	Total
Named Executive Officer	($) [1]	($)	($)	($)	($)	($)
Todd Gleason	11,823	6,930	12,000	—	—	30,753
Peter Johansson	13,579	7,748	12,000	5,327	—	38,654
Lynn Watkins-Asiyanbi	—	3,894	12,000	—	—	15,894

2023 Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	Grant Date
					Estimated Future Payouts			Number	Fair Value
					Under Equity Incentive Plan			of Shares	of Stock
		Non-Equity Incentive Plan Awards [1]			Awards [2]			of Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) [3]	($) [4]
Todd Gleason		—	525,326	1,050,652	—	—	—	—	—
	03/31/23	—	—	—	—	—	—	21,444	300,002
	03/31/23	—	—	—	25,018	50,036	75,054	—	700,004
	07/05/23	—	—	—	—	225,000	450,000	—	2,981,250
Peter Johansson		—	236,250	472,500	—	—	—	—	—
	03/31/23	—	—	—	—	—	—	10,722	150,001
	03/31/23	—	—	—	5,361	10,722	16,083	—	150,001
	09/29/23	—	—	—	—	47,247	94,494	—	754,535
Lynn Watkins-Asiyanbi		—	183,750	367,500	—	—	—	—	—
	03/31/23	—	—	—	—	—	—	9,382	131,254
	03/31/23	—	—	—	4,691	9,382	14,073	—	131,254
	09/29/23	—	—	—	—	41,341	82,682	—	660,216

(1)	The amounts shown in the "Target" and "Maximum" columns consist of annual performance-based cash compensation opportunities for 2023 provided to the named executive officers and further described in the CD&A above. The "Threshold" column shows dashes because the ultimate value of the performance-based compensation opportunities could be reduced to zero. The Actual payout for 2023 is shown in the "2023 Summary Compensation Table".
(2)	The amounts shown in the “Threshold,” “Target” and “Maximum” columns for Messrs. Gleason and Johansson and Ms. Watkins-Asiyanbi represent the potential payout levels with respect to PRSU awards granted to such officers in 2023, which amounts may be earned based on Relative TSR performance during the 2023-2025 performance period and will generally vest, subject to continued employment, on March 15, 2026.
(3)	The amounts shown in this column consist of RSU awards, which generally vest in four substantially equal annual installments on each of the first four anniversaries of the grant date.
(4)	The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 9 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

For information regarding the terms of the employment agreements in effect with our named executive officers during 2023, please see “Potential Payments Upon Termination or Change in Control.” For information regarding the terms of the awards described in the table above, please see “Compensation Discussion and Analysis.” For more information about the amount of salary and bonus earned in relation to total compensation, please see “2023 Executive Compensation” in the CD&A above.

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2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for each named executive officer as of December 31, 2023.

		Option Awards				Stock Awards
										Equity
										Incentive
								Equity		Plan
								Incentive		Awards:
								Plan		Market or
								Awards:		Payout
								Number of		Value of
							Market	Unearned		Unearned
		Number of	Number of			Number of	Value of	Shares,		Shares,
		Securities	Securities			Shares or	Shares or	Units or		Units or
		Underlying	Underlying			Units of	Units of	Other		Other
		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That		Rights That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Grant Date	Exercisable	Unexercisable [1]	Price ($)	Date	Vested (#) [2]	Vested ($) [3]	Vested (#)		Vested ($) [3]
Todd Gleason	07/05/23	—	—	—	—	—	—	225,000		4,563,000
	03/31/23	—	—	—	—	21,444	434,884	—		—
	03/31/23	—	—	—	—	—	—	58,375		1,183,845
	03/07/22	—	—	—	—	43,437	880,902	—		—
	03/07/22	—	—	—	—	—	—	180,182	[5]	3,654,091
	04/01/21	—	—	—	—	18,383	372,807	—		—
	04/01/21	—	—	—	—	—	—	128,678	[4]	2,609,590
	07/06/20	237,676	79,226	6.36	7/6/2027	—	—	—		—
	07/06/20	673,653	224,551	12.72	7/6/2027	—	—	—		—
	07/06/20	—	—	—	—	23,585	478,304	—		—
Peter Johansson	09/29/23	—	—	—	—	—	—	47,247		958,169
	03/31/23	—	—	—	—	10,722	217,442	—		—
	03/31/23	—	—	—	—	—	—	12,509		253,683
	08/15/22	—	—	—	—	22,212	450,459	—		—
	08/15/22	—	—	—	—	—	—	19,744	[5]	400,408
Lynn Watkins-Asiyanbi	09/29/23	—	—	—	—	—	—	41,341		838,395
	03/31/23	—	—	—	—	9,382	190,267	—		—
	03/31/23	—	—	—	—	—	—	10,946		221,985
	08/15/22	—	—	—	—	5,553	112,615	—		—
	06/27/22	—	—	—	—	15,906	322,574	—		—
	06/27/22	—	—	—	—	—	—	9,788		198,501

(1)	This column shows the unvested options, which options generally vest in four equal annual on the first four anniversaries of the grant date.
(2)	Except as otherwise set forth in footnote 6, this column shows the unvested RSUs, which RSUs generally vest in four equal annual installments on the first four anniversaries of the grant date.
(3)	Represents the market value of the awards based on the closing share price of our common stock on December 29, 2023, of $20.28 per share.
(4)	These PRSUs generally vest on March 15, 2025, based on the extent to which the Relative TSR goal for the performance period beginning January 1, 2022, and ending on December 31, 2024, is met.
(5)	These PRSUs generally vest on March 15, 2026, based on the extent to which the Relative TSR goal for the performance period beginning on January 1, 2023, and ending on December 31, 2025, is met. See “Compensation Discussion and Analysis” above for more information about these awards.
(6)	Represents the number of PRSUs that were earned based on the achievement of performance goals as of December 31, 2023, but that do not vest until March 15, 2024.

2023 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized	Shares Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)	[1]
Todd Gleason	—	—	47,255	648,218
Peter Johansson	—	—	7,404	98,325
Lynn Watkins-Asiyanbi	—	—	7,153	92,129

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(1)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.

Potential Payments Upon Termination or Change in Control

Our named executive officers are entitled to certain payments upon voluntary or involuntary termination, retirement, death or disability or change in control, including under the CIC Severance Plan described above under the heading “Severance Benefits – Change in Control Severance Plan,” and the terms of our equity awards. The NEOs are also eligible for participation in our general disability and life insurance plans on the same terms as our other salaried employees plus, as noted in the Summary Compensation Table, we provide the NEOs with additional term life insurance, which would provide for benefits upon the NEO’s disability or death, as applicable.

The tables below summarize the amounts that each continuing named executive officer would receive if his or her employment had terminated on December 29, 2023, the last business day of that year, under the various circumstances shown. The value of the accelerated vesting of the named executive officer’s equity awards is based on the closing price per share of our common stock on such date ($20.28). If a named executive officer’s employment was terminated for cause, no benefits would be payable upon such termination of employment, other than to the extent required by law.

Todd Gleason	Death or Disability [1] ($)	Change in Control [2] ($)	Without Cause or for Good Reason [1] ($)
Cash Payments [3]	—	2,121,303	1,595,978
Accelerated Equity Awards:
RSUs	2,166,898	2,166,898	2,166,898
PRSUs	12,010,526	12,010,526	12,010,526
Options	11,201,698	11,201,698	11,201,698
COBRA [6]	—	47,290	47,290
Total	25,379,122	27,547,715	27,022,389

Peter Johansson	Death or Disability [1] ($)	Change in Control [2] ($)	Without Cause or for Good Reason [1] ($)
Cash Payments [5]	—	1,240,626	1,004,376
Accelerated Equity Awards:
RSUs	667,902	667,902	667,902
PRSUs	1,612,260	1,612,260	1,612,260
COBRA [6]	—	32,038	32,038
Total	2,280,162	3,552,825	3,316,575

Lynn Watkins-Asiyanbi	Death or Disability [1] ($)	Change in Control [2] ($)	Without Cause or for Good Reason [1] ($)
Cash Payments [4]	—	1,122,500	938,750
Accelerated Equity Awards:
RSUs	625,455	625,455	625,455
PRSUs	1,258,881	1,258,881	1,258,881
COBRA [6]	—	29,127	29,127
Total	1,884,336	3,035,964	2,852,214

(1)	The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards, is at the discretion of our Compensation Committee in the event of a termination as a result the NEO’s death or disability or an involuntary termination by us without cause or by the executive for good reason. For the purpose of this disclosure, we have assumed that all outstanding RSUs, PRSUs, and stock option awards will be accelerated in such circumstances.

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(2)	The accelerated vesting of all or part of outstanding RSUs and PRSUs, and stock option awards, upon a change in control is generally subject to the discretion of our Compensation Committee, except as described in this footnote. Mr. Gleason’s inducement RSUs and stock option awards granted in 2020 and the special retention PRSUs granted to the NEOs in 2023 would vest in the event of a change in control, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the NEO is terminated by us without cause (as defined in the applicable award agreement) or by the NEO for good reason (as defined in the applicable award agreement), in each case within a period of two years after the change in control, 100% of the replacement award will become vested. PRSU awards would generally vest in the event of a change in control based on “target” performance, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the grantee is terminated by us without cause (as defined in the applicable award agreement) or by the grantee for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control.
(3)	Under the terms of the Severance Plan, if Mr. Gleason’s employment is terminated by the Company without cause or by Mr. Gleason for good reason during the two-year period following a change in control, he will receive, in addition to certain accrued benefits, a lump sum cash payment equal to the sum of (i) a pro-rata target bonus for the year of termination ($525,326), (ii) 2.0x the sum of his base salary plus target bonus ($1,575,978), plus (iii) $20,000 in lieu of executive outplacement services. No cash amount would be paid solely upon a change in control. If Mr. Gleason’s employment is terminated without cause or for good reason other than during the two-year period following a change in control, then he will receive a lump sum cash payment equal to the sum of (i) a pro-rata target bonus for the year of termination ($525,326), (ii) 2.0x his base salary ($1,050,652), plus (iii) $20,000 in lieu of executive outplacement services.
(4)	Under the terms of the Severance Plan, if Mr. Johansson’s employment is terminated by the Company without cause or by Mr. Johansson for good reason during the two-year period following a change in control, he will receive, in addition to certain accrued benefits, a lump sum cash payment equal to the sum of (i) a pro-rata target bonus for the year of termination ($236,250), (ii) 1.5x the sum of his base salary plus target bonus ($826,876), plus (iii) $20,000 in lieu of executive outplacement services. No cash amount would be paid solely upon a change in control. If Mr. Johansson’s employment is terminated without cause or for good reason other than during the two-year period following a change in control, then he will receive a lump sum cash payment equal to the sum of (i) a pro-rata target bonus for the year of termination ($236,250), (ii) 1.5x his base salary ($590,625), plus (iii) $20,000 in lieu of executive outplacement services.
(5)	Under the terms of the Severance Plan, if Ms. Watkins-Asiyanbi’s employment is terminated by the Company without cause or by Ms. Watkins-Asiyanbi for good reason during the two-year period following a change in control, she will receive, in addition to certain accrued benefits, a lump sum cash payment equal to the sum of (i) a pro-rata target bonus for the year of termination ($183,750), (ii) 1.5x the sum of her base salary plus target bonus ($735,000), plus (iii) $20,000 in lieu of executive outplacement services. No cash amount would be paid solely upon a change in control. If Ms. Watkins-Asiyanbi’s employment is terminated without cause or for good reason other than during the two-year period following a change in control, then she will receive a lump sum cash payment equal to the sum of (i) a pro-rata target bonus for the year of termination ($183,750), (ii) 1.5x her base salary ($551,250), plus (iii) $20,000 in lieu of executive outplacement services.
(6)	Represents the value of the portion of the COBRA premium that the Company would cover for 18 months following termination of the NEO’s employment without cause or for good reason if the NEO elects COBRA continuation coverage.

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Chief Executive Officer Pay Ratio

For 2023, the ratio of the annual total compensation of Mr. Gleason, our CEO (“CEO Compensation”), to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”) was approximately 97 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision. Accordingly, this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules (Item 402(u) of Regulation S-K), using the data and assumptions described below. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $5,577,976, which represents the total 2023 compensation reported for Mr. Gleason, as set forth above in the 2023 Summary Compensation Table. For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $57,325 and was calculated using the same methodology we used for our named executive officers in the 2023 Summary Compensation Table.

Under SEC rules, we are permitted to use the same Median Employee that we identified for 2022 as our Median Employee for 2023, as we had no significant changes to our employee population or compensation programs that we believe could have a significant impact on our pay ratio disclosure. We note that during 2023, we acquired 160 new employees from our acquisition of Wakefield Acoustics, Ltd, Transcend Solutions, LLC, and Kemco Systems, Co. LLC which we excluded from the foregoing consideration, as permitted by SEC rules. We identified our Median Employee in 2022 using our global employee population as described below, as of December 31, 2022 (the “Determination Date”). In total, our workforce consisted of 954 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal, and temporary employees for us and our consolidated subsidiaries as of our Determination Date (except as described below and other than for our CEO). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 29 non-U.S. employees (consisting of 29 employees in South Korea, or collectively approximately 3% of our total workforce of 983 employees), which we excluded from consideration under the de minimis exception in the SEC rules.

To identify the Median Employee, we measured cash compensation (as described below) for the period beginning on January 1, 2022, and ending on December 31, 2022. The cash compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were equity awards and company contributions to 401(k) plans. Further, we did not utilize any statistical sampling, cost-of-living adjustments or other annualizations for purposes of this pay ratio disclosure.

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Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the compensation actually paid (“CAP”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT.

The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for fiscal years 2021, 2022 and 2023. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

	PEO		Non-PEO NEOs		Performance
	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in thousands)
Year	($) [1]	($)	($)	($)	($) [2]	($) [3]
2023	5,579,467	16,588,667	1,802,228	3,152,819	325.52	12,911
2022	2,534,194	7,815,771	1,102,814	1,355,688	187.48	17,417
2021	1,979,299	813,537	863,982	623,623	100.00	1,426

(1)	Mr. Gleason was our PEO for each of the 2021, 2022 and 2023 fiscal years.
(2)	The amount shown in the table reflects the cumulative change as of the end of the periods presented of an investment of $100 in our common stock as of December 31, 2020.
(3)	The dollar amounts reported represent the amount of net income reflected in our consolidated audited financial statements for the applicable year.

The amounts disclosed in the table above as Compensation Actually Paid to our PEO reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our PEO:

	Total Compensation	Less: Amount reported under the "Stock Awards" column in the SCT	Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year

Add: Change in
fair value as of
vesting date,
compared to prior
fiscal year-end, of
awards granted
in any prior fiscal year
for which all vesting
conditions were
satisfied at
fiscal year-end
or during the fiscal year

						Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	Compensation Actually Paid
Year	($)	($) [4]	($) [4]	($) [4]	($) [5]	($) [5]	($)
2023	5,579,467	(3,981,256)	9,263,076	5,683,024	44,356	—	16,588,667
2022	2,534,194	(1,059,469)	2,998,546	3,466,653	(124,153)	—	7,815,771
2021	1,979,299	(1,126,112)	740,325	(582,097)	(197,878)	—	813,537

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CECO ENVIRONMENTAL

For the 2023 fiscal year, our Non-PEO NEOs were: Mr. Johansson and Ms. Watkins-Asiyanbi. For the 2021 fiscal year, our Non-PEO NEOs were: Mr. Nuggihalli and Mr. Eckl. The amounts disclosed in the table above as average Compensation Actually Paid to our Non-PEO NEOs reflect the adjustments listed in the tables below to the average amounts reported in the Summary Compensation Table for Non-PEO NEOs:

	Total Compensation	Less: Amount reported under the "Stock Awards" column in the SCT	Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year

Add: Change in
fair value as of
vesting date,
compared to prior
fiscal year-end, of
awards granted
in any prior fiscal year
for which all vesting
conditions were
satisfied at
fiscal year-end
or during the fiscal year

						Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	Compensation Actually Paid
Year	($)	($) [4]	($) [5]	($) [5]	($) [5]	($)	($)
2023	1,802,228	(988,631)	1,947,542	381,466	10,214	—	3,152,819
2022	1,102,814	(341,129)	478,730	115,513	52,860	(53,100)	1,355,688
2021	863,982	(399,563)	281,301	(73,385)	11,374	(60,086)	623,623

(4)	Reflects SCT reported change in “Stock Awards” column from the SCT and fair values of stock and option awards forfeited during the covered year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(5)	As of the end of the fiscal year-end, reflects the fair values awards granted during the fiscal year that are outstanding and unvested, the change in fair value compared to prior fiscal year-end of awards granted in any prior fiscal year that are outstanding, and the change in value as of the vesting date compared to prior fiscal year-end of awards granted in any prior fiscal year for which all vesting conditions were satisfied.

Analysis of the Information Presented in the Pay Versus Performance Table

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s TSR over the period covering fiscal years 2021, 2022 and 2023. A large component of our executive compensation is equity-based to align compensation with performance, but also includes other appropriate incentives such as cash bonuses that are designed to incentivize our executives to achieve annual corporate goals. We believe the equity-based compensation strongly aligns our PEO and Non-PEO NEOs’ interests with those of our stockholders to maximize long-term value and encourages long-term employment.

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The following chart shows the relationship between Compensation Actually Paid to our PEO, the average of the Compensation Actually Paid to our Non-PEO NEOs and our net income over the period covering fiscal years 2021, 2022 and 2023.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	✓ The Board recommends a vote FOR the ratification of the appointment of BDO as our independent registered public accounting firm for 2024.

At the recommendation of the Audit Committee, our Board has ratified the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. BDO has served in that capacity and reported on our consolidated financial statement and the effectiveness of our internal controls over financial reporting continuously since 2008. A representative of BDO is expected to be present and available to respond to appropriate questions at the Annual Meeting.

Our Audit Committee approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

Although we are not required to seek stockholder approval of the appointment of BDO, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of BDO, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

This proposal requires an affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy for approval.

Our Board recommends a vote “FOR” the ratification of the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for fiscal year 2024.

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AUDIT MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, with our management and has discussed with BDO USA, P.C. (f/k/a BDO USA, LLP) (“BDO”), our independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.

In addition, our Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with our Audit Committee concerning independence, and our Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

Audit Committee

Richard F. Wallman, Chair

Claudio A. Mannarino

Munish Nanda

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided to us by BDO for the fiscal years ended December 31:

	2023	2022
Audit Fees	$1,486,950	$1,233,910
Audit-Related Fees	—	$405,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,486,950	$1,638,910

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the three categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, Proxy Statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for due diligence services in connection with acquisitions.

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for our Company by its auditors prior to their engagement for such services. Our Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. All of the fees paid to BDO under the category, Audit-Related Fees, was pre-approved by the Audit Committee or the Audit Committee Chair and none of the fees for such services were under the de minimis exception to pre-approval provided in the applicable rules rendered established by the SEC.

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OTHER INFORMATION

MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our common stock as of March 15, 2024, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all directors and executive officers as a group. Beneficial ownership includes the right to acquire shares within 60 days of March 15, 2024, including upon the exercise of an option or vesting of an RSU; however, such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Except as noted below, each person exercises sole voting and investment power with respect to the shares listed.

	Number of Shares of
	Common Stock	Percent of Total Common
Name of Beneficial Owner	Beneficially Owned [2]	Stock Outstanding [1]
All Executive Officers and Directors as a group (12 persons)	5,895,671	16.9%
Jason DeZwirek [3]	4,284,100	12.3%
Todd Gleason	1,134,378	3.2%
Richard F. Wallman	229,554	*
Claudio A. Mannarino	83,284	*
Valerie Gentile Sachs	74,446	*
Munish Nanda	52,938	*
Peter Johansson	7,921	*
Robert E. Knowling, Jr.	10,862	*
Lynn Watkins-Asiyanbi	8,140	*
Laurie A. Siegel	2,500	*

*	Less than 1%
(1)	Based on 34,925,873 shares of common stock outstanding as of March 15, 2024.
(2)	Amounts reported in this column include RSUs that vest before May 14, 2024, and shares that could be acquired upon options that are exercisable before May 14, 2024, as shown in this table below:

Name of Beneficial Owner	RSUs	Option Shares
Todd Gleason	14,552	—
Peter Johansson	2,680	—
Lynn Watkins-Asiyanbi	2,345	—
Richard F. Wallman	1,079	—
Valerie Gentile Sachs	903	—
Jason DeZwirek	—	—
Robert E. Knowling, Jr.	—	—
Claudio A. Mannarino	—	—
Munish Nanda	—	—
Laurie A. Siegel	—	—

(3)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015, and is supplemented by a Form 4 filed with the SEC on June 7, 2023, by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.
(4)	Mr. Wallman shares voting power with respect to 178,368 shares of common stock.

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Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G:

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class [1]
Dimensional Fund Advisors LP [2] Building One 6300 Bee Cave Road Austin, Texas, 78746	2,326,912	6.7%
Icarus Investment Corp.[3] 127 Davenport Road Toronto, Ontario M5R 1H8	2,770,546	8.1%
BlackRock, Inc.[4] 50 Hudson Yards New York, NY 10001	2,579,295	7.4%

(1)	Percentages are calculated on the basis of the amount of our outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 of as December 31, 2023.
(2)	Based on a Schedule 13G/A filed with the SEC on February 9, 2024, as of December 31, 2023, Dimensional Fund Advisors LP beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,287,948 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.
(3)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015, and is supplemented by a Form 4 filed with the SEC on June 7, 2023, by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus and has sole voting and dispositive power over the shares of common stock owned by Icarus. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.
(4)	Based on a Schedule 13G filed with the SEC on January 26, 2024, as of December 31, 2023, BlackRock, Inc. beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,503,381 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

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INFORMATION FOR OUR 2025 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered at our 2025 Annual Meeting of Stockholders, must comply with the following procedures. Any communication to be made to us as described below should be addressed to the Corporate Secretary, CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254.

Proxy Statement Proposals

If you intend to present proposals for inclusion in our Proxy Statement for our 2025 Annual Meeting, you must give us written notice of your intent, and your proposal must comply with SEC regulations under Rule 14a-8. Our Corporate Secretary must receive your notice no later than December 11, 2024.

Matters for Annual Meeting Agenda

If you intend to bring a matter before the 2025 Annual Meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive your notice in accordance with our Bylaws. To be timely, such notice must be delivered to or mailed and received by us not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. In accordance with our Bylaws, we must receive your notice no earlier than January 20, 2025, and no later than February 19, 2025.

If, however, the date of the 2025 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely, and the proposal may not be brought.

Director Candidate Nominations

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing.

Our Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at the Annual Meeting of Stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

●	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;
●	the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;
●	a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;
●	whether such stockholder or beneficial owner intends to deliver a Proxy Statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;
●	any derivative interest in our Company’s securities (as such term is defined in our Bylaws);
●	any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company, or which has the effect of increasing or decreasing such stockholder’s voting power;
●	any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of our stock;

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●	any material pending or threatened legal proceeding involving our Company, any of its affiliates or any of our directors or officers;
●	any rights to certain dividends on shares of Company stock that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of Company stock or derivative interests; and
●	any equity interests, including any convertible, derivate or short interests, in any competitor of the Company; and any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

Universal Proxy Rules

In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with Rule 14a-19 under the Exchange Act.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 10, 2024

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QUESTIONS AND ANSWERS ABOUT OUR 2024 ANNUAL MEETING

Who is Soliciting My Vote?

The Board of Directors (the “Board”) of CECO Environmental Corp.(“CECO” or the “Company”, “we”, “us” or “our”) is soliciting proxies to be voted at the Annual Meeting to be held solely through virtual participation via webcast at www.virtualshareholdermeeting.com/CECO2024 at 8:00 a.m., Central Time, on May 20, 2024, or any postponement or adjournment thereof.

Why Did I Receive a Notice of Internet Availability of Proxy Materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We mailed the Notice and released our proxy materials on or about April 10, 2024, to all stockholders of record as of March 25, 2024, the Record Date, who are entitled to vote in connection with the Annual Meeting.

Will I Receive Other Proxy Materials by Mail?

No, you will not receive any proxy materials, other than the Notice, by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.ProxyVote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com prior to May 22, 2023.

Who Bears the Cost of Solicitation?

The Company is soliciting your votes for this Annual Meeting. The cost of solicitation of the proxies will be borne by us. The Company has retained Morrow Sodali LLC, 333 Ludlow Street, 5th floor, South Tower, Stamford, Connecticut 06902 (Individuals may call toll-free (800) 662-5200; Banks and brokers may call (203) 658-9400 and both may email CECO.info@investor.morrowsodali.com), to assist us in the solicitation of proxies for a fee not to exceed $10,000 plus expenses. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

Who Can Vote?

Only stockholders of record at the close of business on March 25, 2024, which we refer to as the record date, are entitled to notice of, and to attend and vote at, the Annual Meeting. As of the record date, there were 34,868,562 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote upon each matter submitted to a vote at the Annual Meeting.

Who is a Stockholder of Record?

A stockholder of record (or record holder or registered holder) means that your shares are registered in your name directly on the books of our registrar and transfer agent Broadridge Financial Services, Inc. If you are a stockholder of record, we have provided these proxy materials directly to you.

If you hold your shares through a bank, broker or other intermediary, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

How You Can Vote and What You are Voting on

If you are a registered stockholder, there are several ways for you to vote. You may attend the Annual Meeting via the internet and vote during the Annual Meeting. You may also vote by internet before the date of the Annual Meeting, by

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proxy or by telephone using one of the methods described on the Notice and in the proxy card. We recommend you vote by mail, internet or telephone even if you plan to attend the Annual Meeting. If you vote by internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the Annual Meeting.

Whether you hold your shares directly as the stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on the Notice, proxy card or voting instruction form;

By Telephone: Dial 1-800-579-1639. You will need the control number included on the Notice, proxy card or voting instruction form; or

By Mail: Complete, date and sign your proxy card or voting instruction form and mail it.

Internet and telephone voting for stockholders is available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 19, 2024.

The persons named as proxies have informed the Company of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

●	FOR the election of each director nominee (Proposal 1);
●	FOR the approval of the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation (Proposal 2);
●	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3);
●	FOR the ratification of the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024 (Proposal 4); and
●	In accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders. If other matters are properly presented at the Annual Meeting, the persons named as proxies may vote on such matters in their discretion. In addition, the persons named as proxies may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2024.

What Does it Mean if I Receive More Than One Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by internet, mail or during the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given. Unless you revoke your proxy at the Annual Meeting, your revocation must be received by 11:59 p.m. Eastern Time on May 19, 2024.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote during the Annual Meeting. If you hold shares through a bank, broker or other intermediary, you must contact the bank, broker or other intermediary to revoke any prior voting instructions.

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How do I participate in, and ask questions during the Annual Meeting?

If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/CECO2024 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

●	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
●	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
●	Questions pertinent to the Annual Meeting and related to our business will be answered during the webcast, subject to time constraints. Any such questions that cannot be answered live due to time constraints will be posted and answered on our website, https://cecoenviro.com as soon as practical after the Annual Meeting.
●	Questions may be omitted if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
●	No audio or video recordings of the Annual Meeting are permitted.

How are Votes Counted and how are Abstentions and Broker Non-Votes Treated?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count votes “For” (Proposals 1, 2, 3 and 4), “Against” (Proposals 1, 2, 3 and 4), broker non-votes (Proposals 1, 2 and 3) and “Abstain” (Proposals 1, 2, 3 and 4).

Abstentions will be counted towards the vote total for Proposals 1, 2, 3 and 4 and will have the same effect as “Against” votes. Broker non-votes will have the same effect as a vote against each director in Proposal 1 and against Proposals 2 and 3.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present at the Annual Meeting or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will each be elected by an affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy.

Required Votes to Pass Other Proposals

Proposal 2 (to approve the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation) requires the affirmative vote of a majority of outstanding stock entitled to vote on Proposal 2 for approval.

Proposal 3 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 4 (to ratify the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024) each require the affirmative vote of the majority of shares represented at the Annual Meeting in person or by proxy for approval.

The votes for Proposal 3 and Proposal 4 are advisory in nature and are not binding on our Company; however, our Board will consider the outcomes of these votes in future deliberations.

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Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

Only Proposal 4 (ratification of the selection of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024) is a routine proposal. Proposal 1 (election of directors), Proposal 2 (to approve the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation) and Proposal 3 (to approve, on an advisory basis, the compensation of our named executive officers) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not have the authority to vote on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against each director in Proposal 1 and against Proposals 2 and 3.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Where Can I Find the Voting Results?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. The report will be available on our website at www.cecoenviro.com.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions;

●	If the shares are registered in the name of the stockholder, the stockholder should contact Corporate Secretary at 14651 N. Dallas Parkway, Suite 500 Dallas, Texas 75254, or via telephone at (214) 357-6181, to inform us of his or her request; or
●	If a broker, bank, broker-dealer, custodian or other similar organization holds the shares, the stockholder should contact that representative directly.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the eight director nominees proposed by our Board, FOR approval of the proposed amendment to the Company’s Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, FOR the ratification of the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for 2024, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

2024 Proxy Statement	51

CECO ENVIRONMENTAL

Appendix 1

Subject to approval by the requisite vote of stockholders pursuant to Proposal 2, the Company intends to file the following Certificate of Amendment to the Company’s Certificate of Incorporation, with deleted text shown in ~~strikethrough~~ and added or moved text shown as underlined:

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CECO ENVIRONMENTAL CORP.

CECO Environmental Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 4, 2002 (the “Certificate of Incorporation”).
2.	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.	Article IX, Section B. of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

B. Elimination of Certain Liability of Directors and Officers:

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors only, under Section 174 of the DGCL, as the same exists or hereafter may be amended,  ~~or~~ (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of officers only, for any action by or in the right of the Corporation. If the DGCL is amended to authorize the further elimination or limitation of liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by ~~an amended~~ the DGCL, as so amended. Any repeal or modification of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this ___ day of May, 2024.

CECO ENVIRONMENTAL CORP.

By:
Name:
Its:

2024 Proxy Statement	A-1

CECO ENVIRONMENTAL

Appendix 2

RTSR Peer Group Entities (n=104)
ACCO Brands Corporation	FTAI Infrastructure Inc.	Powell Industries, Inc.
Allied Motion Technologies Inc.	FTC Solar, Inc.	Preformed Line Products Company
Alta Equipment Group Inc.	FutureFuel Corp.	Proto Labs, Inc.
American Vanguard Corporation	Genco Shipping & Trading Limited	Quad/Graphics, Inc.
Amyris, Inc.	Great Lakes Dredge & Dock Corporation	Quanex Building Products Corporation
Argan, Inc.	Harsco Corporation	Ramaco Resources, Inc.
Aris Water Solutions, Inc.	Hawaiian Holdings, Inc.	Ranpak Holdings Corp.
Aspen Aerogels, Inc.	Haynes International, Inc.	Rayonier Advanced Materials Inc.
Astronics Corporation	Heidrick & Struggles International, Inc.	Resources Connection, Inc.
Babcock & Wilcox Enterprises, Inc.	Heritage-Crystal Clean, Inc	REV Group, Inc.
Barrett Business Services, Inc.	Hudson Technologies, Inc.	Sisecam Resources LP
Blade Air Mobility, Inc.	Hyster-Yale Materials Handling, Inc.	Skillsoft Corp.
Blue Bird Corporation	IES Holdings, Inc.	Southland Holdings, Inc.
BlueLinx Holdings Inc.	Insteel Industries, Inc.	SP Plus Corporation
Bowman Consulting Group Ltd.	Interface, Inc.	Steelcase Inc.
BrightView Holdings, Inc.	Intrepid Potash, Inc.	SunCoke Energy, Inc.
Cadre Holdings, Inc.	Kaman Corporation	Symbotic Inc.
Century Aluminum Company	Karat Packaging Inc.	The Gorman-Rupp Company
CIRCOR International, Inc.	Kelly Services, Inc.	The Manitowoc Company, Inc.
Civeo Corporation	Kimball International, Inc.	Thermon Group Holdings, Inc.
Clearwater Paper Corporation	Koppers Holdings Inc.	TPI Composites, Inc.
Commercial Vehicle Group, Inc.	Liquidity Services, Inc.	Transcat, Inc.
CompX International Inc.	LSI Industries Inc.	Tredegar Corporation
Concrete Pumping Holdings, Inc.	Luxfer Holdings PLC	Trinseo PLC
Covenant Logistics Group, Inc.	Mayville Engineering Company, Inc.	Triumph Group, Inc.
Daseke, Inc.	Microvast Holdings, Inc.	TrueBlue, Inc.
Deluxe Corporation	Miller Industries, Inc.	Tutor Perini Corporation
Desktop Metal, Inc.	National Presto Industries, Inc.	United States Lime & Minerals, Inc.
Ducommun Incorporated	NL Industries, Inc.	Valhi, Inc.
DXP Enterprises, Inc.	Northwest Pipe Company	Viad Corp
Eagle Bulk Shipping Inc.	Olympic Steel, Inc.	VSE Corporation
Ennis, Inc.	P.A.M. Transportation Services, Inc.	Wheels Up Experience Inc.
EVI Industries, Inc.	Pangaea Logistics Solutions, Ltd.	Willdan Group, Inc.
Forrester Research, Inc.	Performant Financial Corporation	Willis Lease Finance Corporation
Franklin Covey Co.	Pitney Bowes Inc.

Source: CapIQ as of December 31, 2022

A-2	2024 Proxy Statement

CECO ENVIRONMENTAL

Appendix 3

Supplementary Reconciliation of Non-GAAP Financial Measures:

(dollars in millions)	Annual 2021	Annual 2022	Annual 2023
Net income as reported in accordance with GAAP	$1.4	$17.4	$12.9
Amortization expenses	6.7	7.0	7.4
Earnout expenses	1.1	(0.2)	0.8
Restructuring expenses	0.6	0.1	1.3
Acquisition and integration expenses	0.8	4.5	2.5
Executive transition expenses	—	1.2	1.5
Foreign currency remeasurement	2.0	(1.3)	(1.0)
Tax expense (benefit) of adjustments	(2.8)	(2.8)	1.2
Non-GAAP net income	$9.8	$25.9	$26.6
Depreciation	3.2	3.6	5.1
Non-cash stock compensation	3.3	3.9	4.5
Other (income) expense, net	0.2	(5.6)	0.8
Interest expense	3.0	5.4	13.4
Income tax expense	5.5	8.2	5.7
Noncontrolling interest	0.6	0.8	1.6
Adjusted EBITDA	$25.6	$42.2	$57.7
Adjusted EBITDA margin	7.9%	10.0%	10.6%

(dollars in millions)	Annual 2021	Annual 2022	Annual 2023
Net cash provided by operating activities	$13.3	$29.6	$44.6
Earnouts payments (within operating activities)	0.6	1.0	—
Acquisitions of property and equipment	(2.6)	(3.4)	(8.4)
Free Cash Flow	$11.3	$27.2	$36.2

2024 Proxy Statement	A-3

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000626437_1 R1.0.0.6 CECO ENVIRONMENTAL CORP. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CECO2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR each of the nominees in Proposal 1: 1. Election of Directors Nominees For Against Abstain 1a. Jason DeZwirek 1b. Todd Gleason 1c. Robert E. Knowling, Jr. 1d. Claudio A. Mannarino 1e. Munish Nanda 1f. Valerie Gentile Sachs 1g. Laurie A. Siegel 1h. Richard F. Wallman The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain 2. To approve the proposed amendment to the Company's Certificate of Incorporation to incorporate Delaware law provisions regarding officer exculpation. 3. To approve, on an advisory basis, the compensation of the Company's named executive officers. 4. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2024. NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000626437_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our Annual Report to Stockholders and Proxy Statement are available at www.proxyvote.com CECO ENVIRONMENTAL CORP. Annual Meeting of Stockholders May 20, 2024 8:00 AM Central Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints Todd Gleason and Lynn Watkins-Asiyanbi, or either of them, as proxy, and each with full power of substitution and revocation, to represent and to vote as designated on this proxy, all of the shares of common stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Central Time on Monday, May 20, 2024, at www.virtualshareholdermeeting.com/CECO2024, or at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. Continued and to be signed on reverse side